UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF 2011 ANNUAL MEETING AND PROXY STATEMENT

1981 Marcus Avenue

Lake Success, New York 11042

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc. Our 2011 Annual Meeting will be held on Wednesday, November 16, 2011, at 10 a.m. Eastern Time. We are very pleased that this year’s annual meeting will be our third completely virtual meeting of stockholders. You will be able to attend the 2011 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/br.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of our annual meeting, and conserves natural resources. On October 7, 2011, we mailed our stockholders a notice containing instructions on how to access our 2011 Proxy Statement and 2011 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of the proxy materials, including the notice of annual meeting, 2011 Proxy Statement, and proxy card. If you received your proxy materials by mail, the notice of annual meeting, 2011 Proxy Statement, and proxy card from our Board of Directors were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and links to the 2011 Proxy Statement and 2011 Annual Report on the Internet.

Arthur F. Weinbach has notified the Board that he will not stand for reelection to the Board of Directors at the 2011 Annual Meeting. I want to thank Art for his years of service as the Company’s Chairman. I am grateful for having had the opportunity to work closely with Art as we have grown the business and for the guidance he provided when I became CEO. His leadership, experience and judgment have greatly influenced us and have been instrumental in our success. Following a unanimous recommendation from the Governance and Nominating Committee, the Board has selected Leslie A. Brun to succeed Art and serve as independent Chairman of the Broadridge Board following the 2011 Annual Meeting.

At this year’s annual meeting, the agenda includes the following items:

•	Election of Directors;

•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm;

•	Advisory vote on the Company’s executive compensation (the Say on Pay Vote);

•	Advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and

•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the 2011 Annual Meeting, please read our 2011 Proxy Statement for detailed information on each of the proposals. Our 2011 Annual Report contains information about Broadridge and its financial performance. Your vote is important to us and our business and we strongly urge you to cast your vote.

I am very much looking forward to our 2011 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly

Chief Executive Officer

Lake Success, New York

October 7, 2011

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1981 Marcus Avenue

Lake Success, New York 11042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 16, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., a Delaware corporation, will be held on Wednesday, November 16, 2011, at 10 a.m. Eastern Time. Attend the 2011 Annual Meeting online, vote your shares electronically and submit questions during the meeting, by visiting www.virtualshareholdermeeting.com/br and be sure to have your 12-Digit Control Number to enter the meeting. The meeting will be held for the following purposes:

(1) to elect nine directors to hold office until the annual meeting of stockholders in the year 2012 and until their successors are duly elected and qualified;

(2) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2012;

(3) to hold an advisory vote on the Company’s executive compensation (the Say on Pay Vote);

(4) to hold an advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and

(5) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on September 23, 2011, are entitled to notice of, and to vote at, the 2011 Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2011 Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 1981 Marcus Avenue, Lake Success, New York 11042, and electronically during the 2011 Annual Meeting at www.virtualshareholdermeeting.com/br when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the 2011 Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Phone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the 2011 Annual Meeting on the Internet.

By Order of the Board of Directors,

Adam D. Amsterdam

Secretary

Lake Success, New York

October 7, 2011

Broadridge Financial Solutions, Inc.

1981 Marcus Avenue

Lake Success, New York 11042

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 16, 2011

This Proxy Statement is furnished to the stockholders of Broadridge Financial Solutions, Inc. (the “Company” or “Broadridge”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on November 16, 2011, at 10 a.m. Eastern Time (the “2011 Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement and our 2011 Annual Report to Stockholders for the fiscal year ended June 30, 2011, including our 2011 Annual Report on Form 10-K with audited financial statements (the “2011 Annual Report”), available to our stockholders primarily via the Internet. On October 7, 2011, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and the 2011 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to be able to vote through the Internet or by telephone. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card or vote instruction form.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of the Meeting, and conserve natural resources. However, if you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Broadridge will be hosting the 2011 Annual Meeting live via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the 2011 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/br

•	Webcast starts at 10:00 a.m. Eastern Time

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet

•	Please have your 12-Digit Control Number to enter the Annual Meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/br

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-877-257-9950 on the day before the Annual Meeting and the day of the Annual Meeting

•	Webcast replay of the Annual Meeting will be available until November 16, 2012

ABOUT THE 2011 ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on September 23, 2011 (the “Record Date”), will be entitled to vote at the Meeting. On the Record Date, there were outstanding and entitled to vote 123,965,937 shares (excluding 25,888,411 treasury shares not entitled to vote) of the Company’s common stock (the “Company Shares” or the “Common Stock”). The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The persons whom the Company appoints to act as independent inspectors of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. Each of the Company Shares will entitle the holder to one vote. Cumulative voting is not permitted. Votes cast during the Meeting will be counted by the independent inspectors of election.

If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will vote your shares only on each matter at the 2011 Annual Meeting for which he or she has the requisite discretionary authority. If a stockholder does not give instructions to its broker as to how to vote the shares, the broker has authority under the New York Stock Exchange (“NYSE”) rules to vote those shares for or against “routine” proposals such as the ratification of the appointment of Deloitte & Touche LLP as the Company’s registered public accountants. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, which includes the election of directors in the case of annual meetings, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on the Company’s executive compensation. If a broker votes shares that are unvoted by its customers on a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals.

Abstentions and “broker non-votes” will be included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

Proposal 1—Election of Directors

In the election of directors, director nominees must receive a majority of the votes cast at the Meeting to be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election. With respect to the election of directors, votes may be cast FOR specifically identified nominees or AGAINST specifically identified nominees, or a stockholder may abstain from voting for a nominee.

Proposal 2—Ratification of Auditors

The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent registered public accountants requires the affirmative vote of a majority of votes cast at the Meeting. Votes may be cast FOR or AGAINST the proposal, or a stockholder may abstain from voting on the proposal.

Proposal 3—Advisory Vote on Executive Compensation (the Say on Pay Vote)

The approval of the non-binding advisory vote on executive compensation, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of votes cast at the Meeting. Votes may be cast FOR or AGAINST the proposal, or a stockholder may abstain from voting on the proposal.

Proposal 4—Advisory Vote on Frequency of Future Stockholder Advisory Votes on Executive Compensation

The approval of the non-binding advisory vote on frequency of future stockholder advisory votes on executive compensation such as Proposal 3, requires the affirmative vote of a majority of votes cast at the Meeting. Votes may be cast for “ONE,” “TWO” or “THREE” years, or a stockholder may abstain from voting on the proposal. If none of the frequency alternatives (one year, two years or three years) receives the affirmative vote of a majority of the votes cast at the Meeting, we will consider the frequency with the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Consistent with current SEC rules under the Securities Exchange Act of 1934, our proxies will have discretionary authority to vote in accordance with the Board’s frequency vote recommendation for proxy cards that are returned with no selection made relating to the frequency vote. Because the frequency vote is advisory and not binding on the Company or the Board in any way, the Board may decide that it is in the Company’s best interests to hold future advisory votes on executive compensation more or less frequently than the alternative selected by our stockholders.

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Meeting, whether or not you attend. You can ensure that your shares are voted at the Meeting by submitting your vote instructions by telephone or by the Internet, or by completing, signing, and dating a proxy card. Submitting your instructions or proxy by any of these methods will not affect your ability to attend and vote during the Meeting at www.virtualshareholdermeeting.com/br.

A stockholder who gives a proxy may revoke it at any time before it is exercised by voting at the Meeting via the Internet, delivering a subsequent proxy or by notifying the Corporate Secretary of the Company in writing at any time before your original proxy is voted at the Meeting.

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1) FOR the election of all nominees for membership on the Company’s Board of Directors to serve until the annual meeting of stockholders in the year 2012 and until their successors are duly elected and qualified;

(2) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2012;

(3) FOR the advisory vote on executive compensation (the Say on Pay Vote);

(4) FOR holding an advisory vote on the frequency of future stockholder advisory votes on executive compensation every “ONE YEAR”; and

(5) to transact such other business as may properly come before the 2011 Annual Meeting and any adjournment or postponement thereof.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2011 Annual Meeting, nine directors are to be elected, each of whom will serve until the annual meeting of stockholders in the year 2012 and until their respective successors are duly elected and qualified. The persons designated as the Company’s proxies intend to vote FOR the election of each of the nine nominees listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of one year and until their respective successors are duly elected and qualified: Leslie A. Brun, Richard J. Daly, Robert N. Duelks, Richard J. Haviland, Sandra S. Jaffee, Alexandra Lebenthal, Stuart R. Levine, Thomas J. Perna, and Alan J. Weber. Mr. Weinbach has notified the Board that he would not be standing for reelection to the Board at the 2011 Annual Meeting. Other than Mr. Weinbach, each director is standing for reelection to the Board at the 2011 Annual Meeting. Each nominee has consented to be nominated and to serve, if elected.

Nominee Qualifications

Under the Company’s Corporate Governance Principles (the “Corporate Governance Principles”), a majority of the Board must be comprised of directors who are independent under the rules of the NYSE. Under the rules of the NYSE, the Board is required to affirmatively determine which directors are independent and to disclose such determination for each annual meeting of stockholders going forward. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company in conjunction with the Corporate Governance Principles and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Corporate Governance Principles is available on our corporate website at www.broadridge.com under the heading “Investor Relations—Corporate Governance.” A copy of our Corporate Governance Principles is also available to stockholders upon request, addressed to the Corporate Secretary, Broadridge Financial Solutions, Inc., 1981 Marcus Avenue, Lake Success, New York 11042.

On August 2, 2011, the Board reviewed each director’s relationships with us and affirmatively determined that Mr. Brun, Mr. Duelks, Mr. Haviland, Ms. Jaffee, Ms. Lebenthal, Mr. Levine, Mr. Perna, and Mr. Weber are independent directors under the NYSE Listing Standards. Mr. Daly was determined to be not independent because he is our Chief Executive Officer. Broadridge is a leading global provider of technology solutions to the financial services industry. Our systems and services include investor communication solutions, and securities processing and operations outsourcing solutions. With more than 40 years of experience, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated systems. We serve a large and diverse client base in the financial services industry, including retail and institutional brokerage firms, global banks, mutual funds, annuity companies, institutional investors, specialty trading firms, and clearing firms. We also provide services to corporate issuers. The Governance and Nominating Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries that Broadridge serves. Our directors’ skills, expertise, background and experiences encompass the areas of banking and financial services, information processing services, technology services, or as a provider of services to the financial services industry, all of which are areas important to our Company’s businesses and strategy.

Below are biographies for the directors which contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or any time in the past five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. Each of the nominees for election as director at the Annual Meeting of Stockholders holds or has held senior executive positions in large, complex organizations, and most hold or have held the role of chief executive officer. This experience demonstrates their ability to perform at the highest levels. In these positions, they have gained experience in core business skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. This experience enables them to provide sound judgment concerning the issues facing a large corporation in today’s environment, provide oversight of these areas at the Company and evaluate our performance.

The Governance and Nominating Committee also believes that each of the nominees has other key attributes that are important to an effective board: wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy. The Governance and Nominating Committee takes diversity into account in determining the Company’s slate of nominees and believes that, as a group, the directors bring a diverse range of perspectives to the Board’s deliberations.

In addition to the above, the Governance and Nominating Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors. For more information on the process undertaken by the Governance and Nominating Committee in recommending qualified director candidates to the Board, see the “Corporate Governance—Committees of the Board—The Governance and Nominating Committee” section of this Proxy Statement.

Information About the Nominees

Leslie A. Brun, age 59, is a member of the Compensation Committee and the Governance and Nominating Committee and has been a member of our Board of Directors since 2007. Mr. Brun has been selected to serve as the Chairman of our Board of Directors after the 2011 Annual Meeting.

Mr. Brun has been the Chairman and Chief Executive Officer of SARR Group, LLC, a diversified investment holding company, since 2006. He is also the founder and was Chairman Emeritus of Hamilton Lane, a provider of asset management services for which he served as Chief Executive Officer and Chairman from 1991 until 2005. From 1988 to 1991, he was Managing Director of Fidelity Bank in Philadelphia. Mr. Brun has served as a director of Automatic Data Processing, Inc., a provider of business outsourcing solutions and our former parent company (“ADP”), since 2003, and as ADP’s Chairman of the Board since 2007. He has served as a director of Merck & Co., Inc., a health care company, since 2009, and chairs the Audit Committee. He is also a director of NXT Capital, Inc. a private company. Mr. Brun is a trustee of the University at Buffalo Foundation, Inc. and a former trustee of The Episcopal Academy in Merion, Pennsylvania.

Specific experience, qualifications, attributes or skills:

•	Extensive finance, management, investment banking, commercial banking, and financial advisory experience

•	Operating and management experience, including as chief executive officer of an investment holding company

•	Public company directorship and committee experience

•	Independent of the Company

Richard J. Daly, age 58, is our Chief Executive Officer and has been a member of our Board of Directors since 2007.

Prior to the March 2007 spin-off of Broadridge from ADP, Mr. Daly served as Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group with John Hogan and was directly responsible for our Investor Communication Solutions business. Mr. Daly joined ADP in 1989, as Senior Vice President of the Brokerage Services Group, following the acquisition by ADP of the proxy services business he founded. Mr. Daly is a member of the Board of Trustees of New York Institute of Technology and is a member of the Advisory Board of the National Association of Corporate Directors (“NACD”).

Specific experience, qualifications, attributes or skills:

•

Company Chief Executive Officer’s unique perspective and insights into the Company, including its businesses, relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges

•	Operating, business and management experience at a major global company as president of the Company’s predecessor business

•	Founder of the Investor Communication Solutions business; the Company’s largest business

•	Core business skills

Robert N. Duelks, age 56, is a member of the Audit Committee and the Governance and Nominating Committee. Mr. Duelks has been a member of our Board of Directors since 2009.

Mr. Duelks served for 26 years in various capacities at Accenture Ltd. Throughout his tenure at Accenture, Mr. Duelks held multiple roles and had responsibilities including and ranging from local client service, regional operations management to management of global offerings. While at Accenture, he served on multiple leadership committees including the Board of Partners, the Management Committee and the Executive and Operating Committee for the Global Financial Services Operating Group. Mr. Duelks also serves as a volunteer advisor to the founder of the Academy for Athletes, a private firm specializing in the development of leadership skills for athletes at the university and professional levels. He is the Chairman for the Board of Trustees at Gettysburg College and also serves as a member of the Advisory Board for the Business School at Rutgers University.

Specific experience, qualifications, attributes or skills:

•	Extensive experience in the management and operation of a technology and consulting services business

•	Core business skills

•	Independent of the Company

Richard J. Haviland, age 65, is our Lead Director, the chair and a member of the Audit Committee and a member of the Compensation Committee. He has been a member of our Board of Directors since 2007.

Mr. Haviland served for 20 years in various executive and financial positions at ADP, most recently as its Chief Financial Officer and a member of its Executive Committee, retiring from ADP in 2001. His experience prior to ADP includes 11 years in the auditing and assurance practice of Touche Ross & Co., a predecessor firm of Deloitte & Touche LLP, a public accounting firm. Mr. Haviland is a former director of Bisys Group, Inc., a provider of outsourcing services to the financial services industry, where he served from 2004 until it was acquired in 2007.

Specific experience, qualifications, attributes or skills:

•	Significant experience in all areas of public company financial management, including as chief financial officer of a major global company

•	Expertise in finance, financial reporting, compliance and controls

•	Experience in an information processing services business

•	Public company directorship and committee experience

•	Independent of the Company

Sandra S. Jaffee, age 69, is a member of the Compensation and Audit Committees and has been a member of our Board of Directors since 2010.

Ms. Jaffee served as Chief Executive Officer of Fortent Inc., a provider of risk and anti-money laundering compliance solutions to global financial services firms from 2005 to 2009, and as Fortent’s Chairman of the Board from 2008 to 2009. Ms. Jaffee joined Warburg Pincus, the private equity firm, in 2004 as Entrepreneur in Residence, where she participated in investment activities focused on the media and business services sectors. Previously, Ms. Jaffee spent approximately 23 years in various executive positions at Citigroup Inc. including, from 1995 to 2003, as President and Chief Executive Officer of Citibank’s Global Securities Services division where she was responsible for the bank’s securities processing and transaction businesses; serving global issuers, intermediaries, and investors. During her tenure at Citigroup, Ms. Jaffee was also responsible for relationship management and client coverage for Citigroup’s Financial Institutions in Global Transaction Services. Ms. Jaffee is currently on the board of The Hartford Mutual Funds, a subsidiary of the Hartford Financial Services Group, Inc., and serves as a Trustee of Muhlenberg College in Allentown, Pennsylvania. Ms. Jaffee was a member of the Supervisory Board of Deutsche Borse AG, operator of the Frankfurt Stock Exchange, a German public company, from 2003 to 2004. She was a member of the board of Institutional Shareholder Services Inc. (“ISS”), a private corporate governance company, from 1994 until ISS was acquired by RiskMetrics Group, Inc. (“RiskMetrics”) in 2007. RiskMetrics was acquired by MSCI, Inc. in 2010.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a provider of technology solutions to the financial services industry

•	Extensive experience in the financial services industry, including operating the securities processing division of a large, global bank

•	Independent of the Company

Alexandra Lebenthal, age 46, is a member of the Audit Committee and the Governance and Nominating Committee and has been a member of our Board of Directors since 2007.

Since 2006, Ms. Lebenthal has been President and Chief Executive Officer of Lebenthal & Co. LLC, and its wealth management division, Alexandra & James Inc., a financial services company which she co-founded. Prior to forming Lebenthal & Co. LLC, Ms. Lebenthal was Chief Executive Officer, Executive Vice President of the Lebenthal Division of Advest Inc. from January 2002 until December 2005. Ms. Lebenthal is a director and the treasurer of the Securities Industry and Financial Markets Association (SIFMA). Ms. Lebenthal is a member of The Committee of 200, a leading organization for female businesswomen. She is involved with several leading New York cultural institutions including The Business Council of The Metropolitan Museum of Art, Hale House Center, Fashion Institute of Technology, and the New York Botanical Garden. She is also the author of “The Recessionistas” and a contributing editor to www.NewYorkSocialDiary.com. Ms. Lebenthal served as a director of Care Investment Trust, a real estate investment trust, from 2007 to 2010.

Specific experience, qualifications, attributes or skills:

•	Extensive experience in the securities industry

•	Operating and management experience, including as chief executive officer of a financial services company

•	Public company directorship and committee experience

•	Independent of the Company

Stuart R. Levine, age 64, is the chair and a member of the Governance and Nominating Committee and a member of the Compensation Committee. He has been a member of our Board of Directors since 2007.

Mr. Levine is the founder, Chairman and Chief Executive Officer of Stuart Levine and Associates LLC, an international management consulting and leadership development company. From 1992 to 1996, he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a provider of leadership, communication and sales skills training. Mr. Levine has been recognized by the National Association of Corporate Directors as a Board Leadership Fellow. He was elected to the board of Single Touch Systems Inc., a mobile media solutions provider, in 2011 and is the Lead Director of J. D’Addario & Company, Inc., a private manufacturer of musical instrument accessories. He also serves on the board of North Shore-Long Island Jewish Health System. In addition, Mr. Levine is the bestselling author of “The Leader in You” (Simon & Schuster 2004), “The Six Fundamentals of Success” (Doubleday 2004) and “Cut to the Chase” (Doubleday 2007). Mr. Levine is the former Lead Director of Gentiva Health Services, Inc., a provider of home healthcare services, where he served from 2000 to 2009. He also served as a director of European American Bank from 1995 to 2001 and The Olsten Corporation, a provider of staffing solutions, from 1994 to 2000. Mr. Levine is a former Chairman of Dowling College as well as a former Member of the New York State Assembly.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a global client services business

•	Public company directorship and committee experience

•	Frequent panel chair and participant in director education programs sponsored by the NACD

•	Independent of the Company

Thomas J. Perna, age 60, is a member of the Audit Committee and the Compensation Committee. He has been a member of our Board of Directors since 2009.

Mr. Perna is the Chairman and Chief Executive Officer of Quadriserv, Inc., a company that provides technology products for the securities lending industry. Prior to joining Quadriserv, Inc. in 2005, Mr. Perna served as Senior Executive Vice President of The Bank of New York, now known as The Bank of New York Mellon, in its Financial Institutions Banking, Asset Servicing and Broker Dealer Services sectors. He was responsible for over 6,000 employees globally. Mr. Perna joined The Bank of New York in 1986. Mr. Perna currently serves as a member of the Board of Trustees of Pioneer Mutual Fund Group, overseeing 57 open-end and closed-end investment companies in a mutual fund complex, a position he has held since 2006. Mr. Perna also serves as a Commissioner on the New Jersey Civil Service Commission, a position he has held since March 2011.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a provider of technology products to the securities industry

•	Experience in management of a global financial services firm

•	Core business skills

•	Independent of the Company

Alan J. Weber, age 62, is the chair and a member of the Compensation Committee and a member of the Audit Committee. He has been a member of our Board of Directors since 2007.

Mr. Weber is the Chief Executive Officer of Weber Group LLC, a private investment firm. Mr. Weber retired as Chairman and Chief Executive Officer of U.S. Trust Corporation and as a member of the executive committee of the Charles Schwab Corporation in 2005. Previously, he was the Vice Chairman and Chief Financial Officer of Aetna Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations. He also held a number of senior level positions at Citibank N.A., where he worked from 1971 to 1998, including Chairman of Citibank International and Executive Vice President of Citibank. During his tenure at Citibank, Mr. Weber oversaw operations in approximately 30 countries, including assignments in Japan, Italy and Latin America. Mr. Weber has served as a director of Diebold, Inc., a provider of self-service delivery and security systems and services, since 2005. He is also on the boards of OnForce, Inc., an IT services company he helped establish, and KGS-Alpha, a fixed income broker-dealer, both private companies. Mr. Weber is currently an Operating Partner at Arsenal Capital, Inc., a private equity firm.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer and chief financial officer of global financial services firms

•	Expertise in finance, financial reporting, compliance and controls

•	Experience in financial services and information technology businesses

•	Public company directorship and committee experience

•	Independent of the Company

Required Vote

Each director nominee receiving a majority of the votes cast at the 2011 Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, will be elected; provided that a quorum is present. In determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

ALL NOMINEES

CORPORATE GOVERNANCE

The Board of Directors

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Corporate Governance Principles provide that directors are expected to attend in person regular Board meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. In fiscal year 2011, the Board of Directors held a total of eight meetings, regular and special. All directors of the Company attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period, other than Ms. Jaffee who has not served on the Board for a full fiscal year, and has attended 66% of the total number of Board and committee meetings held since her election which included her attendance at 75% of the Board meetings held during the same period.

The Board of Directors has three standing committees, each of which is comprised solely of non-management directors and is led by an independent chair. The non-management directors meet in executive sessions during each regular Board meeting and committee meeting. At least once a year, our non-management directors will meet to review the Compensation Committee’s annual review of the Chief Executive Officer.

Board Leadership Structure

Our Corporate Governance Principles do not specify a policy with respect to the separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director. The Board recognizes that there is no single, generally accepted approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board’s leadership structure may vary as circumstances warrant. The Board has determined that the leadership of the Board is currently best conducted by a Chairman. The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Daly, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices allows the Chairman to focus on managing Board matters and allows Mr. Daly to focus on managing our business. In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role. To further enhance the objectivity of the Board, the director nominees, other than Mr. Daly, are independent.

The Board is currently led by our non-executive Chairman, Mr. Weinbach, and by Mr. Haviland, a non-management director who serves as the Board’s Lead Director. Mr. Weinbach served as Executive Chairman and member of the Company’s management until July 2010 and he is not, therefore, independent. The Lead Director is designated by the non-management directors of the Board, based on the recommendation of the Governance and Nominating Committee. The Lead Director has the following duties and responsibilities:

•

Advising the Chairman of the Board with respect to the quality, quantity and timeliness of information provided by Company management to the Board, and with respect to including items on the agendas of Board meetings;

•	Developing agendas for, and presiding over executive sessions of, the Board’s non-management and independent directors; and

•	Discussing with senior management on behalf of the independent directors such matters which, in the judgment of the Lead Director, merit the attention of senior management.

Mr. Weinbach has notified the Board that he will not be standing for reelection to the Board at the 2011 Annual Meeting and following a unanimous recommendation from the Governance and Nominating Committee, the Board has selected Leslie A. Brun to succeed Mr. Weinbach and serve as Chairman of the Board following the 2011 Annual Meeting. Mr. Brun is an independent director. Therefore, the Board has determined that following the 2011 Annual Meeting, the position of Lead Director will no longer be necessary. The Board believes that having an independent Chairman vested with key duties and responsibilities and three independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Company’s management team.

Committees of the Board

The Audit Committee

The Board of Directors has a standing Audit Committee as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the current members of which are Mr. Haviland, Mr. Duelks, Ms. Jaffee, Ms. Lebenthal, Mr. Perna, and Mr. Weber. Mr. Haviland serves as the Chairman of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined by NYSE Listing Standards and the rules of the SEC applicable to audit committee members, and that Mr. Haviland and Mr. Weber qualify as “audit committee financial experts” as defined in the applicable SEC rules. The Audit Committee has a charter under which its primary purpose is to assist the Board in overseeing (i) the Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance; (ii) the Company’s auditing, accounting and financial reporting processes generally; (iii) the Company’s financial statements and other financial information provided by the Company to its stockholders and the public; (iv) the Company’s compliance with legal and regulatory requirements; and (v) the performance of the Company’s Internal Audit Department and independent auditors. In fiscal year 2011, the Audit Committee held six meetings.

The Compensation Committee

The Board of Directors has a standing Compensation Committee, the current members of which are Mr. Weber, Mr. Brun, Mr. Haviland, Ms. Jaffee, Mr. Levine, and Mr. Perna. Mr. Weber serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by NYSE Listing Standards. In addition, each member of the Compensation Committee is independent for purposes of the applicable SEC and tax rules. The Compensation Committee has a charter under which its responsibilities and authorities include reviewing the Company’s compensation strategy, reviewing the performance of the senior management, approving the compensation for the Chief Executive Officer. In addition, the Compensation Committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair.

As necessary, the Compensation Committee consulted with Frederic W. Cook & Co. (“Cook & Co.”) as its independent compensation consultant to advise the Compensation Committee on matters related to our executive officers’ and directors’ compensation and general compensation programs. Cook & Co. assisted the Compensation Committee by providing comparative market data on compensation practices and programs. Cook & Co. also provided guidance on industry best practices. In fiscal year 2011, the Compensation Committee held four meetings. For further discussion of the roles of the Compensation Committee and Cook & Co., please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

The Governance and Nominating Committee

The Board of Directors also has a standing Governance and Nominating Committee, the current members of which are Mr. Levine, Mr. Brun, Mr. Duelks, and Ms. Lebenthal. Mr. Levine serves as Chairman of the Governance and Nominating Committee. The Board of Directors has determined that each member of the Governance and Nominating Committee is “independent” as defined by NYSE Listing Standards. The Governance and Nominating Committee has a charter, under which its responsibilities and authorities include (i) identifying individuals qualified to become Board members and recommending that the Board select a group of director nominees for each annual meeting of the Company’s stockholders; (ii) ensuring that the Audit, Compensation and Governance and Nominating Committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; and (iii) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company. In fiscal year 2011, the Governance and Nominating Committee held six meetings.

Nomination Process

When seeking candidates for director, the Governance and Nominating Committee may solicit suggestions from incumbent directors, management, stockholders or others. While the Governance and Nominating Committee has authority under its charter to retain a search firm for this purpose, no such firm has been retained. After conducting an initial evaluation of a potential candidate, the Governance and Nominating Committee will interview that candidate if it believes such candidate might be suitable to be a director. The candidate may also meet with members of the Board other than the members of the Governance and Nominating Committee. At the candidate’s request, they may also meet with management. If the Governance and Nominating Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Governance and Nominating Committee selects each nominee based on the nominee’s skills, achievements and experience. The Corporate Governance Principles provide that director nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.

The Governance and Nominating Committee considers a variety of factors in selecting candidates. The minimum characteristics that the Governance and Nominating Committee believes must be met include: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy.

In making its selection of candidates to recommend for election, the Corporate Governance Principles provide that the Board seeks members from diverse professional, racial, cultural, ethnic and gender backgrounds that combine a broad spectrum of experience and expertise with a reputation for integrity. Exceptional candidates who do not meet all of these criteria may still be considered.

The Corporate Governance Principles do not provide for a fixed number of directors, but provide that the optimum size of the Company’s Board of Directors is 8 to 12 directors.

Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described on page 71. The Governance and Nominating Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing risks affecting the Company, including identifying, assessing and appropriately mitigating risk. The responsibilities of the Board of Directors include oversight of the Company’s risk management processes. The Board of Directors has two primary methods of overseeing risk. The first method is through the Company’s Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board’s committees.

Management established the ERM process to ensure a complete company-wide approach to risk over five distinct but overlapping core areas:

•	Strategic—the risks that could impede the Company from achieving its strategic vision and goals;

•	Financial—the risks related to maintaining accurate financial statements, and timely and complete financial disclosures;

•	Operational—the risks in the processes, people and technology the Company employs to achieve its strategy and normal business operations;

•	Compliance—the risks related to the Company’s legal and regulatory compliance requirements and violations of laws; and

•	Reputational—the risks that impact the Company’s reputation including failing to meet the expectations of its customers, investors, employees, regulators or the public.

The goal of the ERM process is to provide an ongoing process, effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, monitor risk, and agree on mitigating action. Central to Broadridge’s risk management process is its risk committee, which oversees management’s identification and assessment of the key risks in the Company, and reviews the controls management has in place with respect to these risks. The risk committee is comprised of executive officers of the Company including the President and Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer, and Corporate Vice President, Human Resources. The risk committee communicates the results of its work directly to the Chief Executive Officer and the Board. The Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer meet regularly to discuss specific risks and the Company’s risk management processes.

In addition, the Board and the Audit and Compensation Committees of the Board oversee specific areas of risk as follows:

•	The full Board has oversight responsibility of the Company’s Strategic, Operational, and Reputational risks.

•	The Chief Financial Officer updates the full Board on the Strategic, Reputational and non-information technology Operational risks.

•	The Chief Information Officer updates the full Board on information technology Operational risks.

•	The Audit Committee has oversight responsibility of the Company’s Financial and Compliance risks (other than compensation program design risk).

•	The Chief Financial Officer, Corporate Controller and Treasurer update the Audit Committee on the Financial risks.

•

The Chief Financial Officer, Corporate Controller, General Counsel, the Corporate Vice President, SPS International and Global Outsourcing Solutions, and other business and finance executives update the Audit Committee on the Compliance risks.

•	The Compensation Committee has oversight responsibility of the Company’s compensation program design risk.

•	The Corporate Vice President, Human Resources updates the Compensation Committee on the Company’s compensation program design risk.

The Chairs of the Audit Committee and Compensation Committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board. The ERM process and the full Board and committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

With the assistance of Cook & Co., the Compensation Committee reviewed our compensation programs for all Broadridge employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

The key design features in our compensation program that support this conclusion are:

•

The mix between fixed and variable compensation, annual and long-term compensation, and cash and equity compensation are designed to encourage strategies and actions that are in Broadridge’s and our stockholders’ long-term best interests.

•

Stock options and performance-based restricted stock units (“RSU”) awarded as part of the total compensation program provide for significant long-term wealth creation for executive officers only when we provide consistent total stockholder return (as reflected in an increase in our Common Stock price and quarterly dividend payments) over a sustained period.

•

Long-term compensation is designed to reward executives for creating sustained increases in stockholder value over a multi-year period. The multiple-year vesting periods of 2.5 to five years for equity compensation awards encourage executives to focus on sustained stock price appreciation.

•	Incentive awards are determined based on a review of a variety of financial and non-financial indicators of performance, thus diversifying the risk associated with any single performance measure.

•

The Compensation Committee reviews and approves executive officer objectives to ensure that goals are aligned with the Company’s business plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

•	Annual and long-term incentive awards have a cap on the maximum payment and design features intended to balance pay for performance within appropriate time periods.

•

The Compensation Committee has the ability to use its discretion to reduce earned incentive awards based on a subjective evaluation each individual’s performance against strategic and leadership objectives and other factors.

•

We maintain a clawback policy that requires a recoupment of bonus, incentive and equity compensation earned by any executive officer in connection with a restatement of our financial statements due to material noncompliance with financial reporting requirements.

•

Officer Stock Ownership Guidelines are in place for all of the Company’s executive officers, including the Named Executive Officers, providing the goal that executive officers own shares of our Common Stock equal to two to five times their current annual base salary. Mr. Daly’s ownership guideline was increased to six times his annual base salary.

•

Officer Stock Retention and Holding Period Guidelines are in place providing the goal that all executive officers, including the Named Executive Officers, retain at least 50% of the financial gain from stock option exercises and RSU vesting in the form of our Common Stock. These net profit shares must be held indefinitely if the executive officer has not met the Stock Ownership Guideline and must be held for a minimum of one year if the executive officer has met the ownership guideline.

•	A Pre-Clearance and Insider Trading Policy is in place that requires pre-approval of any transactions in our Common Stock by executive officers and directors and prohibits hedging activities.

Communications with the Board of Directors

All interested parties who wish to communicate with the Board of Directors or any of the non-management directors, may do so by sending a letter to the Corporate Secretary, Broadridge Financial Solutions, Inc., 1981 Marcus Avenue, Lake Success, New York 11042, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communications not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it. The Governance and Nominating Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications.

Website Access to Corporate Governance Documents

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) and a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) which applies, among others, to the Company’s principal executive officer, principal financial officer and controller.

Copies of the charters for the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, as well as the Company’s Corporate Governance Principles, Code of Business Conduct and the Code of Ethics, are available free of charge on our corporate website at www.broadridge.com under the heading “Investor Relations—Corporate Governance” or by writing to the Corporate Secretary, Broadridge Financial Solutions, Inc., 1981 Marcus Avenue, Lake Success, New York 11042. The Company will also post on its website any amendment to the Code of Business Conduct and the Code of Ethics and any waiver of the Code of Business Conduct or the Code of Ethics granted to any of its directors or executive officers to the extent required by applicable rules.

Certain Relationships and Related Transactions

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, the Company has adopted a Code of Business Conduct as noted elsewhere in this section that, among other things, prohibits Company personnel, including members of the Board of Directors from exploiting their positions or relationships with Broadridge for personal gain. In that regard such personnel must avoid:

•	causing Broadridge to engage in business transactions with relatives or friends;

•	using non-public Broadridge, client or vendor information for personal gain by the employee, their relatives or friends (including securities transactions based on such information);

•	having more than a modest financial interest in Broadridge’s vendors, clients or competitors;

•	receiving a loan, or guarantee of obligations, from Broadridge or a third party as a result of their positions at Broadridge; or

•	competing, or preparing to compete, with Broadridge while still employed by Broadridge.

The Code of Business Conduct applies to all Broadridge personnel and its Board of Directors. There shall be no waiver of any part of the Code of Business Conduct, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect Broadridge.

In the fiscal year ended June 30, 2011, the Company did not engage in any transaction with a related person in which the amount involved exceeded $120,000.

Director Attendance at Annual Meetings

The Company does not have a formal policy with regard to the directors’ attendance at annual meetings of stockholders. Generally, however, Board and committee meetings are held the same day as the annual meeting of stockholders, with directors attending the annual meeting. All of the directors then in office attended the Company’s 2010 annual meeting of stockholders.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding individuals who serve as our executive officers. Information about the individuals who serve as our directors is set forth in the “Proposal 1—Election of Directors—Information About the Nominees” section of this Proxy Statement.

Name	Age	Position(s)
Richard J. Daly	58	Chief Executive Officer and Director
John Hogan	63	President and Chief Operating Officer
Adam D. Amsterdam	50	Corporate Vice President, General Counsel and Secretary
Joseph Barra	51	Corporate Vice President, SPS International and Global Outsourcing Solutions
J. Peter Benzie	63	Corporate Vice President, Sales
Maryjo T. Charbonnier	41	Corporate Vice President, Human Resources
Douglas R. DeSchutter	41	Corporate Vice President, Customer Communications
Timothy C. Gokey	50	Corporate Senior Vice President and Chief Corporate Development Officer
Robert F. Kalenka	48	Corporate Vice President, Global Procurement and Facilities
Charles J. Marchesani	51	Corporate Vice President, Securities Processing Solutions
Gerard F. Scavelli	56	Corporate Vice President, Investor Communication Solutions
Robert Schifellite	53	Corporate Senior Vice President, Investor Communication Solutions
Dan Sheldon	55	Corporate Vice President and Chief Financial Officer

Richard J. Daly. Mr. Daly is our Chief Executive Officer and a member of our Board of Directors. Mr. Daly’s biographical information is set forth in the “Proposal 1—Election of Directors—Information About the Nominees” section of this Proxy Statement.

John Hogan. Mr. Hogan is our President and Chief Operating Officer. Prior to the spin-off, he served as Group President of the Brokerage Services Group of ADP and as a member of the Executive Committee and a Corporate Officer of ADP, positions he held since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group with Mr. Daly and was directly responsible for our Securities Processing Solutions and Clearing and Outsourcing Solutions businesses. He joined ADP in 1993 as Senior Vice President and Chief Operations Officer of the Proxy Services business.

Adam D. Amsterdam. Mr. Amsterdam is our Corporate Vice President, General Counsel and Secretary. Mr. Amsterdam is responsible for all legal matters related to the Company. Prior to the spin-off, he served as Associate General Counsel and Staff Vice President of ADP since January 2006. Mr. Amsterdam joined ADP in 1991 as Corporate Counsel responsible for the Brokerage Services business. In 1994, he was promoted to Senior Corporate Counsel of ADP. Mr. Amsterdam was promoted in 1996 to Assistant General Counsel and then again in 2002 to Associate General Counsel of ADP.

Joseph Barra. Mr. Barra is our Corporate Vice President, SPS International and Global Outsourcing Solutions. He is responsible for our international securities processing and outsourcing solutions businesses. Mr. Barra joined ADP’s Brokerage Services Business in 2005 as the President of ADP Clearing & Outsourcing Services, Inc. Prior to joining ADP, he was instrumental in establishing National Investor Services Corp. (NISC) as TD Waterhouse’s affiliate clearing broker-dealer, and served as its President and Chief Executive Officer from 1996 to 2005. During that time, he took on increasing responsibilities within TD Waterhouse that included overseeing its capital markets group, nationwide call centers and investment centers and also served as President, TD Waterhouse Securities Inc.

J. Peter Benzie. Mr. Benzie is our Corporate Vice President, Sales. He is responsible for global sales for our three businesses. Mr. Benzie joined ADP’s Brokerage Services Business in 2005 as Executive Vice President, Global Chief Sales Officer. Prior to joining ADP, he served as Executive Vice President of National Financial, a unit of Fidelity Investments from 2001. In that role, he was responsible for Fidelity’s correspondent clearing business. He joined Fidelity in 1996, as Executive Vice President in the Private Wealth Management area where he managed Fidelity’s retail branches, phone sites, operations, sales, marketing and products.

Maryjo T. Charbonnier. Ms. Charbonnier is our Corporate Vice President, Human Resources. She is responsible for all aspects of Human Resources within Broadridge. She joined the Company in August 2008 and was promoted to her current role in June 2009. Prior to joining Broadridge, Ms. Charbonnier held many senior human resource positions at PepsiCo, Inc. in the United States, Canada and Mexico over a 13-year period. In her last role at PepsiCo, she was the Vice President of Talent Sustainability PepsiCo Foods and she led the talent management strategy and implementation for PepsiCo’s largest division.

Douglas R. DeSchutter. Mr. DeSchutter is our Corporate Vice President, Customer Communications. Mr. DeSchutter’s responsibilities include transaction reporting, electronic communications, document management, and new account processing solutions. Prior to his current role, Mr. DeSchutter was Chief Strategy and Business Development Officer for Broadridge, responsible for mergers and acquisitions and strategy. Prior to the spin-off, Mr. DeSchutter served as Vice President of Corporate Development for ADP from 2002 until he was promoted to Staff Vice President of Corporate Development in 2006. Prior to joining ADP in 2002, he was Vice President of Mergers & Acquisitions at Lehman Brothers focusing on the technology sector.

Timothy C. Gokey. Mr. Gokey is our Corporate Senior Vice President and Chief Corporate Development Officer. Mr. Gokey’s responsibilities include overall growth initiatives including strategy, mergers and acquisitions, partnerships, and other growth-related activities. Mr. Gokey’s responsibilities were recently broadened to include leading Broadridge’s sales and marketing teams. Prior to joining Broadridge in 2010, Mr. Gokey was President of the Retail Tax business at H&R Block from 2004. Previously, Mr. Gokey spent 13 years at McKinsey and Company, a global consulting firm, most recently as a partner of the firm. At McKinsey, Mr. Gokey served over two dozen Fortune 500 and 1000 companies primarily in the financial services industry. He also led McKinsey’s North American Financial Services Marketing Practice.

Robert F. Kalenka. Mr. Kalenka is our Corporate Vice President, Global Procurement and Facilities. In addition to being responsible for global procurement and facilities, he is responsible for the operations of our Investor Communication Solutions business. Mr. Kalenka joined ADP’s Brokerage Services Business in 1992 in the Investor Communication Services Division as Director of Finance. He was promoted to Vice President of Operations of the Investor Communication Services Division in 1994, and again as Chief Operating Officer and Senior Vice President of the Investor Communication Services Division in 1999.

Charles J. Marchesani. Mr. Marchesani is our Corporate Vice President, Securities Processing Solutions. He is responsible for our securities processing services in the U.S. Mr. Marchesani joined ADP’s Brokerage Services Business in 1992 in the Market Data Services Division as Director of the Help Desk and served in various roles of increasing responsibility within the Brokerage Processing Services business until he was promoted to General Manager of the Brokerage Processing Services business in 2005.

Gerard F. Scavelli. Mr. Scavelli is our Corporate Vice President, Investor Communication Solutions. He is responsible for all mutual fund services including proxy distribution and solicitation, marketing communications, transaction reporting, and data aggregation services. Mr. Scavelli joined ADP’s Brokerage Services Business in 1997 as Vice President of Business Development. In 1999, he was promoted to Senior Vice President and General Manager of Information Distribution Services. In 2009, Mr. Scavelli was promoted to his current role.

Robert Schifellite. Mr. Schifellite is our Corporate Senior Vice President, Investor Communication Solutions. He is responsible for our beneficial, registered and global proxy communications services and our reorganization/corporate actions and tax reporting services. Mr. Schifellite joined ADP’s Brokerage Services Business in 1992 as Vice President, Client Services. In 1996, he was promoted to Senior Vice President and General Manager of Investor Communication Services. In 2011, Mr. Schifellite’s title was changed from Corporate Vice President to Corporate Senior Vice President of Broadridge.

Dan Sheldon. Mr. Sheldon is our Corporate Vice President and Chief Financial Officer. He joined ADP in 1984 as Director of Internal Audit. During his tenure with ADP, he held various senior financial management positions in most of the major business units, including as Chief Financial Officer of the Brokerage Services Business of ADP. Mr. Sheldon was appointed Corporate Vice President and Controller of ADP in June 2003. In addition to his role as Controller, he was responsible for ADP’s shared services operations and finance information systems.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of Common Stock beneficially owned by each director, each director nominee, and each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

The information set forth below is as of July 31, 2011, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below is c/o Broadridge Financial Solutions, Inc., 1981 Marcus Avenue, Lake Success, New York 11042.

Beneficial Owner	Common Shares (1)(2)(3)	Percent of Common Shares
Leslie A. Brun	61,808	*
Richard J. Daly	1,505,558	1.2%
Robert N. Duelks	27,008	*
Timothy C. Gokey	87,959	*
Richard J. Haviland (4)	74,593	*
John Hogan	862,135	*
Sandra S. Jaffee	9,908	*
Alexandra Lebenthal	61,808	*
Stuart R. Levine	70,770	*
Thomas J. Perna	25,008	*
Robert Schifellite	346,342	*
Dan Sheldon	531,579	*
Alan J. Weber	68,308	*
Arthur F. Weinbach	396,927	*
All directors, director nominees, and executive officers as a group (22 persons including those directors and executive officers named above)	6,052,618	4.9%

*	Represents beneficial ownership of less than 1% of the issued and outstanding shares of Common Stock.
(1)	Includes unrestricted Common Stock over which each director or executive officer has sole voting and investment power.
(2)	Amounts reflect vested stock options and stock options that will vest within 60 days of July 31, 2011. If shares are acquired, the director or executive officer would have sole discretion as to voting and investment. The shares beneficially owned include: (i) the following shares subject to such options granted to the following directors and executive officers: 59,269 (Mr. Brun); 1,364,812 (Mr. Daly); 22,969 (Mr. Duelks); 80,000 (Mr. Gokey); 59,269 (Mr. Haviland); 841,678 (Mr. Hogan); 7,869 (Ms. Jaffee); 59,269 (Ms. Lebenthal); 59,269 (Mr. Levine); 22,969 (Mr. Perna); 320,157 (Mr. Schifellite); 494,718 (Mr. Sheldon); 59,269 (Mr. Weber); and 185,018 (Mr. Weinbach); and (ii) 5,409,471 shares subject to such options granted to all directors and executive officers as a group.
(3)	Amounts provided for each director, other than Mr. Daly, include deferred stock unit (“DSU”) awards which are fully vested upon grant, and will settle as shares of Common Stock upon the director’s separation of service from the Board. The DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board.
(4)	Includes 13,285 shares of Common Stock held in two trusts in which Mr. Haviland and his wife are co-trustees.

The following table sets forth, as of July 31, 2011, the amount of beneficial ownership of each beneficial owner of more than five percent (5%) of the Common Stock:

Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
BlackRock, Inc. (1)	9,538,447	7.70%
Harris Associates L.P. and Harris Associates Inc. (2)	8,536,100	6.89%

(1)	Based on the information contained in a Schedule 13G filed on February 3, 2011 by BlackRock, Inc. (“BlackRock”), which amends the Schedule 13G filing made by BlackRock on January 29, 2010. BlackRock reported sole beneficial ownership of 9,538,447 shares of the Company’s Common Stock. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(2)	Based on information contained in a Schedule 13G filed on February 8, 2011 by Harris Associates L.P. (“Harris”) and Harris Associates Inc., Harris’ general partner (“Harris General Partner”). Harris General Partner, for itself and as a general partner of Harris, reported sole beneficial ownership of 8,536,100 shares of the Company’s Common Stock. The address of Harris and Harris General Partner is Two North LaSalle Street, Suite 500, Chicago, IL 60602-3790.

DIRECTOR COMPENSATION

The compensation of our non-management directors is determined by the Compensation Committee. The table below sets forth cash and equity compensation paid to our non-management directors (including our non-executive chairman) in the fiscal year ended June 30, 2011. Mr. Daly’s compensation as Chief Executive Officer is reflected in the Summary Compensation Table of the “Executive Compensation” section of this Proxy Statement. Mr. Daly does not receive any separate cash or equity compensation for his participation on the Broadridge Board of Directors.

The table below on non-management director compensation includes the following compensation elements:

Annual Compensation. In fiscal year 2011, non-management directors (other than our non-executive chairman) received an annual retainer of $50,000 and meeting fees of $1,500 for each Board meeting and $1,500 for each committee meeting attended (even if held on the same date). A director’s attendance at Board or committee meetings by telephone resulted in payment of one-half of the standard meeting fee. The Lead Director received an additional retainer of $15,000 per year. The Chairman of the Audit Committee received an additional $15,000 per year and the Chairman of each of the Compensation Committee and the Governance and Nominating Committee received an additional $10,000 per year. All retainer and meeting fees are paid in cash. Directors are also reimbursed for their reasonable expenses in connection with attending Board of Director and committee meetings and other Company events.

In fiscal year 2011, our non-executive chairman, Mr. Weinbach, received an annual retainer of $120,000, paid quarterly, with no additional payments for meeting attendance.

Directors may elect to defer 100% of their retainer and meeting fees which are credited to a notional account in the form of phantom shares of Broadridge Common Stock. This election is made annually prior to the beginning of the calendar year in which the retainers and fees are earned and is irrevocable for the entire calendar year. Accounts are adjusted to reflect changes in value over time based on the growth in Broadridge’s stock price and are also credited with dividend equivalents on a quarterly basis as dividends are declared by the Broadridge Board. Participants will receive distributions of the value of their notional accounts in cash following their departure from the Board of Directors.

Equity Compensation. Non-management directors are eligible to receive stock options and DSUs under the 2007 Omnibus Award Plan. All options are granted with an exercise price equal to the closing price of Broadridge Common Stock on the date of the grant. All options granted to our non-management directors are fully vested upon grant, and have a term of 10 years. On May 12, 2011, each non-management member of the Board (other than our non-executive chairman) was granted 7,869 stock options with an exercise price of $22.90, and our non-executive chairman was granted 15,738 options with an exercise price of $22.90.

All DSUs are granted at the same time as stock options, are fully vested upon grant, and will settle as shares of Broadridge Common Stock upon the director’s separation of service from the Board. DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board. On May 12, 2011, each non-management member of the Board (other than our non-executive chairman) was granted 2,027 DSUs and our non-executive chairman was granted 4,055 DSUs.

Each non-management director is also encouraged to own an amount of the Company’s Common Stock equal to at least twice the value of the annual retainer paid by the Company to each such director. As of June 30, 2011, all directors have met this ownership objective, with the exceptions of Mr. Perna and Ms. Jaffee, both of whom joined the Board within the last 18 months. Directors are required to hold 100% of their shares received upon exercise of stock options, net of their exercise price, tax liability, and transaction costs, until they terminate service on the Board.

Other Compensation. Non-management directors may participate in the Broadridge Director & Officer Matching Gift Program on the same terms as the Company’s executive officers. Under this program, the Company contributes an equal amount to any qualified tax-exempt organization that a director supports up to a maximum Company contribution of $10,000 per calendar year.

Fiscal Year 2011 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Leslie A. Brun	$75,500	$46,418	$48,473	$10,000	$180,391
Robert N. Duelks	$77,000	$46,418	$48,473	$10,000	$181,891
Richard J. Haviland	$104,000	$46,418	$48,473	$10,000	$208,891
Sandra S. Jaffee (5)	$46,500	$46,418	$48,473	$0	$141,391
Alexandra Lebenthal	$76,250	$46,418	$48,473	$10,000	$181,141
Stuart R. Levine	$85,500	$46,418	$48,473	$8,500	$188,891
Thomas J. Perna	$74,000	$46,418	$48,473	$0	$168,891
Alan J. Weber	$84,000	$46,418	$48,473	$10,000	$188,891
Arthur F. Weinbach	$120,000	$92,860	$96,946	$15,000	$324,806

(1)	This column reports the amount of cash compensation payable for fiscal year 2011 Board and committee service. Mr. Brun and Mr. Levine deferred all of their fiscal year 2011 cash compensation, and due to the timing of Mr. Weinbach’s election, Mr. Weinbach deferred part of his fiscal year 2011 cash compensation, into a notional deferred compensation account as follows:

Name	Fees Earned in Cash ($)	Fees Paid in Cash ($)	Fees Deferred ($)	Number of Shares of Phantom Stock Credited to Notional Account (#)
Leslie A. Brun	$75,500	$0	$75,500	3,298.2
Stuart R. Levine	$85,500	$0	$85,500	3,735.6
Arthur F. Weinbach	$120,000	$60,000	$60,000	2,568.5

(2)	As required by SEC rules, amounts in this column present the aggregate grant date fair value of DSU awards computed in accordance with Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (the “ASC”) 718, Compensation—Stock Compensation. The total number of DSUs that were outstanding for each non-management director as of June 30, 2011, is as follows: 2,027 (Mr. Brun); 2,027 (Mr. Duelks); 2,027 (Mr. Haviland); 2,027 (Ms. Jaffee); 2,027 (Ms. Lebenthal); 2,027 (Mr. Levine); 2,027 (Mr. Perna); and 2,027 (Mr. Weber). Our non-executive chairman, Mr. Weinbach, had 4,055 DSUs as of June 30, 2011.

(3)	As required by SEC rules, amounts in this column present the aggregate grant date fair value of option awards computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The total number of stock options outstanding for each non-management director as of June 30, 2011, all of which are exercisable, are as follows: 59,269 (Mr. Brun); 22,969 (Mr. Duelks); 59,269 (Mr. Haviland); 7,869 (Ms. Jaffee); 59,269 (Ms. Lebenthal); 59,269 (Mr. Levine); 22,969 (Mr. Perna); and 59,269 (Mr. Weber). Our non-executive chairman, Mr. Weinbach, had 332,338 outstanding stock options, as of June 30, 2011, of which 185,018 are exercisable.

(4)	This column represents Company-paid contributions made to qualified tax-exempt organizations under the Director & Officer Matching Gift Program on behalf of the non-management directors and our non-executive chairman. Amounts shown are for the entire fiscal year, while contribution limits are monitored on a calendar year basis.

(5)	Ms. Jaffee joined the Board on November 17, 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement explains the design and operation of our executive compensation programs with respect to Broadridge’s executive officers listed on the Summary Compensation Table on page 47 (the chief executive officer, chief financial officer, and three other most highly compensated executive officers in a particular year, referred to as the “Named Executive Officers”):

•	Richard J. Daly, Chief Executive Officer (“CEO”)

•	Dan Sheldon, Corporate Vice President and Chief Financial Officer (“CFO”)

•	John Hogan, President and Chief Operating Officer (“COO”)

•	Timothy C. Gokey, Corporate Senior Vice President and Chief Corporate Development Officer

•	Robert Schifellite, Corporate Senior Vice President, Investor Communication Solutions

EXECUTIVE SUMMARY

Our compensation decisions for fiscal year 2011 were influenced by a variety of factors with the overarching goal of linking pay with performance. The Company’s executive compensation program is designed in support of our goal of long-term value creation for stockholders. The program’s objectives are:

•	Provide a clear “line of sight” and linkage among individual performance, organization performance, and compensation;

•	Attract, engage and retain the executive officers who help ensure our future success;

•

Motivate and inspire executive officer behavior that fosters a high-performance culture while maintaining a reasonable level of risk and adherence to the highest standards of overall corporate governance; and

•	Ensure that our executive officers are motivated to increase stockholder value.

Performance Highlights

In fiscal year 2011, Broadridge’s revenues from continuing operations declined 2% to $2,167 million, compared to $2,209 million for the comparable period last year. This decrease was driven by the decline in event-driven fee revenues from their unprecedented high levels in fiscal year 2010. The decline in event-driven revenues was mainly related to lower mutual fund proxy fee revenues, which declined from $150 million to $39 million between fiscal years 2010 and 2011 and the corresponding decrease in distribution revenues. This decrease in event-driven revenues was partially offset by recurring revenues from acquisitions including the three acquisitions the Company closed during fiscal year 2011, the Company’s outsourcing services agreement with Penson Worldwide, Inc., internal growth and net new business (defined as the Company’s closed sales less client losses).

The Company’s net earnings from continuing operations decreased 24% in fiscal year 2011 to $172 million, primarily due to lower revenues and a one-time tax benefit in the 2010 fiscal year. The Company’s fiscal year 2011 diluted earnings per share from continuing operations decreased to $1.34 per share on lower weighted-average shares outstanding, compared to $1.62 per share for fiscal year 2010. The Company’s closed sales for the year were $134 million, a decrease of 24% from last year’s results. Of that amount, $113 million of those closed sales were recurring revenue closed sales, a decrease of 4% from last year’s results. While our recurring revenue closed sales were slightly lower than fiscal year 2010, we were still pleased with our sales results because of the quality of those sales. For example, we closed our largest new Securities Processing Solutions contract with a large international bank.

The Company generated free cash flows of $143 million during fiscal year 2011. The Company used $75 million of this cash to pay an annual dividend of $0.60 per share, which was an increase of 7% compared to fiscal year 2010. During the fiscal year, the Company also repurchased 8.7 million shares of our outstanding common stock, at an average price of $21.83 per share, and spent approximately $295 million on three acquisitions that the Company believes will help set the foundation for future value creation. They are:

•	NewRiver, Inc., an industry leader in electronic investor disclosure solutions for mutual funds and annuities;

•	Forefield, Inc., the leading provider of real-time sales, education and client communication solutions for financial institutions and their advisors; and

•	Matrix Financial Solutions, Inc., a leading independent provider of mutual fund processing solutions for the defined contribution market.

As the Company’s overall financial performance decreased in fiscal year 2011 compared to fiscal year 2010, the overall compensation of the Named Executive Officers decreased as well, in particular, annual cash incentive and long-term equity incentive award payments decreased, reflective of a correlation between the Company’s weaker financial performance in fiscal year 2011 and the lower pay of its senior executive officers who are most responsible for the Company’s performance. The annual cash incentive payments for the Named Executive Officers ranged from 78.0% to 80.5% of their targets, as compared to 109.5% to 128.8% for the Named Executive Officers in fiscal year 2010. In addition, 80% of performance-based RSU target awards were earned in fiscal year 2011, as compared to 100% earned in fiscal year 2010. In summary, the Compensation Committee concluded that fiscal year 2011 performance-based compensation and base salary levels were well aligned with the Company’s performance for the year and that the linkage between pay and performance is strong.

Our goal is to position target compensation, on average, at the median of the external market for the Named Executive Officers. On an individual basis, target compensation for each Named Executive Officer may be set above or below median based on a variety of factors including sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

Total Direct Compensation Elements

Compensation Component	Principal Objective(s)	Fiscal Year 2011 Highlights
Base Salary	• Attract and retain executives by providing regular and continued payments appropriate to position, experience and responsibilities.

• Increased base salary of Mr. Schifellite to $400,000 per year to better align his total target compensation package with the median of similar positions in the 2010 Peer Group (as defined below).

• No change to base salaries for other Named Executive Officers.

Annual Cash Incentive	• Focuses executives on achieving annual financial and operating results. • Elements in the plan are directly linked to driving stockholder value.	• Annual cash incentive payments based on achievement of fiscal year 2011 performance for the Named Executive Officers ranged from 78.0% to 80.5% of their targets.

Long-Term Equity Incentives	• Aligns executive officer financial interests with those of stockholders, and to improve our long-term profitability and stability through the attraction and retention of a talented management team.

• Based on EPS performance in fiscal years 2010 and 2011, 80% of the target shares of the performance-based RSU awards granted in October 2009 were earned in fiscal year 2011.

• Fiscal year 2011 performance-based RSU awards granted in October 2010 will be earned based on EPS performance in fiscal years 2011 and 2012.

• The Named Executive Officers did not receive fiscal year 2011 stock option grants other than a grant made to Mr. Gokey pursuant to his Offer Letter, which is described in more detail below.

Other Compensation Elements

In addition to the compensation elements described above, we also provide the compensation described below.

Compensation Component	Principal Objective(s)	Fiscal Year 2011 Highlights
Retirement and Severance Benefits	• Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with whom we compete for talent.	• No changes to the Change in Control Severance Plan, Supplemental Officers Retirement Plan (the “SORP”) and the Non-qualified Deferred Compensation Plan were made in fiscal year 2011.

Perquisites	• Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with which we compete for talent.	• No changes to the perquisites were made in fiscal year 2011.

Recent Best Practice Changes Related to Executive Compensation

We took several actions during fiscal year 2011 related to our executive compensation program and policies to ensure they meet best practices in corporate governance, including the following:

•	Increased the share ownership guideline for our CEO from five times his base salary amount to six times his base salary amount.

•	Enhanced share ownership guidelines to include stock retention and holding period guidelines for our executive officers, including the Named Executive Officers.

•	Enhanced Broadridge’s Pre-Clearance Policy to assist all employees in complying with securities law prohibitions against insider trading, and to prohibit hedging.

•

Revised financial metrics to be used in fiscal year 2012 to measure executive officer performance in the cash incentive award plan to include measures other than EPS in order to reduce the redundancy of the performance metrics used and to better reflect the specific focus of the plan.

KEY ROLES AND PROCESSES FOR EXECUTIVE COMPENSATION DECISION-MAKING

Role of the Compensation Committee

The Compensation Committee has oversight of all elements of compensation of Broadridge’s executive officers, including the Named Executive Officers, and it determines and approves the total compensation of the CEO. The Compensation Committee is involved in the review and approval of all compensation decisions related to the Named Executive Officers. The Compensation Committee plays a significant role in the evolution of Broadridge’s executive compensation strategies and policies in order to ensure that such compensation strategies and policies support our long-term business strategy and enhance our performance and return to stockholders.

Role of the Independent Consultant

In 2010, the Compensation Committee engaged Cook & Co. as its independent compensation consultant to provide compensation market analysis and insight with respect to the compensation of our executive officers, including the Named Executive Officers. As a part of its services as the Compensation Committee’s advisor, Cook & Co. conducted a comprehensive review of Broadridge’s executive compensation program. The purpose of this review was to assess the program’s:

•	Effectiveness in meeting the Company’s business strategy and human resources objectives;

•	Alignment with long-term value creation for stockholders and corporate governance best practices; and

•	Risk characteristics of the compensation plan design.

As part of this review, Cook & Co. concluded that overall, the Company’s current compensation program is reasonably designed and aligned with competitive trends and best practices.

In addition, in fiscal year 2011, Cook & Co. provided the Compensation Committee advice regarding selection of the Peer Group companies (as defined below), executive compensation trends, recommendations on a severance plan, recommendations on stock ownership and retention and holding period guidelines for executive officers, and an assessment of the compensation risk of all our incentive plans. Please see the “Corporate Governance” section of this Proxy Statement for additional information about the role of Cook & Co.

Role of Management

The Compensation Committee consults with Broadridge’s CEO, who makes recommendations on compensation policies and awards pertaining to the Company’s executive officers, including the Named Executive Officers, other than himself.

Peer Group Selection and Market Data

The list of companies determined to be Broadridge’s peers for compensation benchmarking purposes is reviewed annually by the Compensation Committee. The Compensation Committee, with the assistance of its independent compensation consultant Cook & Co., has determined that the following 20 companies are Broadridge’s 2011 peers for compensation benchmarking purposes (the “Peer Group”):

• Alliance Data Systems Corp.	• Global Payments Inc.
• Cognizant Technology Solutions Corp.	• Heartland Payment Systems Inc.
• Convergys Corp.	• Jack Henry & Associates
• DST Systems Inc.	• Lender Processing Services, Inc.
• Dun & Bradstreet Corp.	• MF Global Holdings, Ltd.
• Equifax Inc.	• Paychex Inc.
• Euronet Worldwide Inc.	• SEI Investments Co.
• Fidelity National Information Services, Inc.	• TeleTech Holdings Inc.
• Fiserv Inc.	• Total System Services Inc.
• GFI Group Inc.	• VeriFone Holdings Inc.

Hewitt Associates, a peer in 2010, was removed from the list due to its merger with Aon Corporation. No other changes were made from the Company’s 2010 peer group.

The Peer Group companies were selected based primarily on the following two factors:

•	Comparable business (peer companies should operate in similar industries and, to the extent possible, have similar cost structures, business models, compensation models and global reach), and

•	Size (peer companies should be within a reasonable size range, both larger and smaller, because compensation levels are strongly correlated to company size).

The Peer Group data is considered a primary source of information in the determination of both market practices and market compensation levels for the Named Executive Officers. As there is limited data on positions other than the CEO and CFO in the Peer Group data, the Compensation Committee also reviews data from three national survey sources related to general industry companies (the “General Industry Group”) with annual revenues regressed to Broadridge’s total revenues and fee revenues, as described in the next paragraph, or in the case of Mr. Schifellite’s role, regressed to the Bank Broker division total revenues and fee revenues, when it considers the market competitiveness of Named Executive Officer compensation levels and/or market practices.

For comparison purposes, due to the variance in size among the companies in the General Industry Group, regression analysis, which is an objective analytical tool used to determine the relationship between one variable and another, is used to adjust the data for differences in the General Industry Group company revenues in order to be comparable to Broadridge. Regressed General Industry Group data was reviewed by the Compensation Committee in conjunction with the Peer Group data to determine market rates and year-over-year changes in Named Executive Officers’ total compensation, which are discussed in more detail below.

Summary of Target Compensation for Named Executive Officers

The fiscal year 2011 compensation elements that comprise total target direct compensation for the Named Executive Officers are summarized below. The information described below differs from the information presented in the Summary Compensation Table required by the SEC, which can be found on page 47, and is not a substitute for such information. The stock award and stock option columns in the Summary Compensation Table represent the grant date fair value of awards made during fiscal year 2011. The values below represent a planning estimate, used by the Compensation Committee at the time of the decision, of the grant date fair value of these awards.

Name	Annual Salary	Cash Incentive Target as % of Salary	Total Target Cash	Target Equity Value	Total Target Direct Compensation
Richard J. Daly	$675,000	$1,100,000	$1,775,000	$2,000,000	$3,775,000
CEO		163%

Dan Sheldon	$446,250	$334,700	$780,950	$500,000	$1,280,950
Corporate Vice President and CFO		75%

John Hogan	$540,000	$675,000	$1,215,000	$1,100,000	$2,315,000
President and COO		125%

Timothy C. Gokey	$500,000	$500,000	$1,000,000	$825,000	$1,825,000
Corporate Senior Vice President and Chief Corporate Development Officer		100%

Robert Schifellite	$400,000	$400,000	$800,000	$500,000	$1,300,000
Corporate Senior Vice President, Investor Communication Solutions		100%

The mix of compensation elements for the Named Executive Officers, and particularly the CEO, is more heavily weighted towards variable, performance-based compensation than for the balance of the executive officers. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results.

The mix of pay for each Named Executive Officer is distributed as follows:

Name	Fixed Cash	At Risk Cash	Equity
Richard J. Daly CEO	18%	29%	53%
Dan Sheldon Corporate Vice President and CFO	35%	26%	39%
John Hogan President and COO	23%	29%	48%
Timothy C. Gokey Corporate Senior Vice President and Chief Corporate Development Officer	27%	27%	46%
Robert Schifellite Corporate Senior Vice President, Investor Communication Solutions	31%	31%	38%

CEO Evaluation Process

The Compensation Committee, with the assistance of a third-party executive leadership consultant, evaluates the performance of the CEO annually. This CEO evaluation focuses on both leadership attributes and measurable performance, as discussed below:

•

The leadership profile assesses Mr. Daly’s personal performance against expectations in four leadership categories: strategic leadership, enabling future growth, human capital management, and stakeholder engagement.

•	The CEO scorecard assesses financial and operational business performance against expectations in four categories: financial goals, operational excellence goals, human capital goals, and client goals.

Mr. Daly’s performance in both the leadership profile and CEO scorecard was evaluated by all members of the Board. In addition, Mr. Daly’s performance in the leadership profile categories was evaluated by the executive officers of the Company. Ratings were tabulated by the third-party executive leadership consultant and reviewed by the Board of Directors.

The Board of Directors used the results of both the leadership profile and the CEO scorecard to assess Mr. Daly’s performance for the fiscal year, and to communicate the key performance and strategic goals that the Compensation Committee wants Mr. Daly to pursue in the upcoming fiscal year. At the conclusion of the fiscal year, the results and commentary provided by the executive leadership consultant to the Company’s Board were considered by the Compensation Committee in determining Mr. Daly’s annual cash incentive award payment for fiscal year 2011 (see page 32 of this Proxy Statement), and, along with Peer Group benchmark data provided by Cook & Co., in determining Mr. Daly’s total target direct compensation for fiscal year 2012.

In its evaluation of Mr. Daly, the Board of Directors concluded that Mr. Daly met the expectations of the Board in both the leadership profile and the results measured on the CEO scorecard in fiscal year 2011. With respect to the Board’s assessment of Mr. Daly through the leadership profile, Mr. Daly received high ratings on all areas of the leadership profile and in particular in the areas of stakeholder engagement, human capital management and strategic leadership. On the CEO scorecard, Mr. Daly received high scores on client goals and operational excellence goals. The Board also found that Mr. Daly exceeded the Board’s expectations in the execution of three acquisitions in fiscal year 2011 that have all contributed to the Company’s revenues in the first year. Despite the financial challenges this year, the Board has great confidence in Mr. Daly’s leadership capabilities to drive Broadridge to achieve superior levels of performance and growth in fiscal year 2012.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Salary

The base salaries of the Named Executive Officers are reviewed and approved by the Compensation Committee in the first quarter of the Company’s fiscal year. Base salaries are targeted at the median based on a general industry survey and Peer Group benchmarking and a review of market trends prepared by Cook & Co. Actual positioning varies above or below the median to reflect each executive’s performance over time, experience and skill set relative to the Company’s other executive officers, and their criticality to the Company.

Chief Executive Officer

In August 2010, the Compensation Committee reviewed Mr. Daly’s base salary and decided not to provide a base salary increase to Mr. Daly for fiscal year 2011. In making this decision, the Committee reviewed data provided by Towers Watson, the independent compensation consultant of the Committee at the time the study was conducted. The Towers Watson analysis showed that Mr. Daly’s base salary was 18% below the median base salary of the peer group of companies used by the Committee in 2010 (the Peer Group plus Hewitt Associates, or the “2010 Peer Group”), and Mr. Daly’s total target direct compensation was 7% below the median of the 2010 Peer Group. In addition, the CEO evaluation conducted by the Board of Directors in 2010 concluded that Mr. Daly exceeded the expectations of the Board in leadership and the results measured by the CEO scorecard. However, the Committee decided to maintain Mr. Daly’s below-median base salary due to continued weak economic conditions and to maintain consistency with the other executive officers who did not receive salary increases.

Other Named Executive Officers

In August 2010, based on the 2010 Towers Watson study described above, the Compensation Committee elected not to increase the base salaries of Mr. Sheldon, Mr. Hogan and Mr. Gokey for fiscal year 2011. The Committee elected to increase the base salary of Mr. Schifellite from $348,400 to $400,000 per year in order to bring his total target direct compensation to the median total target direct compensation of similar positions in the 2010 Peer Group.

Fiscal Year 2012 Base Salary Changes

In June 2011, Cook & Co. presented its review of the total target direct compensation (i.e., base salary, annual cash incentive, and long-term equity incentive award) of all executive officers, including the Named Executive Officers. Based on this analysis, the Compensation Committee decided in September 2011 to provide merit increases to the base salaries of Broadridge’s executive officers in the amount of 3% of total executive officer base salaries. This merit increase is consistent with current market practice based on published surveys and is the same average increase provided to all Broadridge associates. The following merit adjustments were made to the base salaries of the Named Executive Officers, other than Mr. Hogan, effective September 1, 2011:

•

Mr. Daly: 3% increase, bringing his base salary to $695,000. In making this decision, the Compensation Committee considered Mr. Daly’s performance and high ratings in all areas of his leadership profile as well as data provided by Cook & Co. that indicated that Mr. Daly’s base salary was between the 25th percentile and median of chief executive officers in the Peer Group and that his total target direct compensation fell between the 25th percentile and the median of chief executive officers in the Peer Group. Additionally, while the Board of Directors has been pleased with Mr. Daly’s performance and results of his evaluation for the past two years, Mr. Daly had not received a merit-based salary increase in either year due to weak economic conditions.

•

Mr. Sheldon: 3% increase, bringing his base salary to $460,000. Mr. Sheldon’s merit increase takes into consideration his strong performance, the Compensation Committee’s desire to bring his total target direct compensation closer to the median of chief financial officers in the Peer Group, and the fact that he received no base salary adjustment in the prior two years due to weak economic conditions despite his strong performance.

•

Mr. Gokey: 3% increase, bringing his base salary to $515,000. Mr. Gokey’s merit increase takes into account his performance in leading the Company’s Corporate Development function and his role in the successful closing of three acquisitions in fiscal year 2011 which have had a positive impact to the Company’s results in the first year.

•

Mr. Schifellite: 4% increase, bringing his base salary to $416,000. Mr. Schifellite’s merit increase takes into account his performance leading Broadridge’s largest business unit, and progress in key strategic initiatives of his business unit such as the transfer agency business and global and emerging markets solutions.

Annual Performance-Based Cash Incentives

Broadridge provides annual performance-based cash incentives to all of its executive officers, including the Named Executive Officers, under the 2007 Omnibus Award Plan. The incentives are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The annual cash incentives for the Company’s Named Executive Officers are designed to reward annual performance, as measured by achievement against pre-set goals.

In August 2010, after reviewing Broadridge’s fiscal year 2011 business plan and a report from the Compensation Committee’s independent compensation consultant at the time, the Committee decided that all Named Executive Officer annual cash incentive targets as a percentage of base salary would remain unchanged from fiscal year 2010 levels. The Compensation Committee approved this action in part because the external Peer Group analysis conducted by the independent compensation consultant showed that the Company’s target cash incentive levels as a percentage of base salary were competitive with the external market. The Compensation Committee also considered the challenging economic environment and the need to constrain expense to meet short- and long-term operational performance goals in making this determination.

Also in August 2010, the Compensation Committee approved the goals for each Named Executive Officer. For fiscal year 2011, the Committee approved cash incentive plans that weighted 75% of Mr. Daly’s cash incentive, and 70% of all other Named Executive Officers’ cash incentives, directly to pre-set financial goals because the Compensation Committee believes that a substantial percentage of all executive officers’ cash incentive payments should be tied directly to the Company’s financial performance vs. pre-set goals in order to best align executive officer cash incentive payments with stockholder interests. For all Named Executive Officers, other than Mr. Daly, 5% of the cash incentive is tied to achievement of client satisfaction goals. The remaining 25% of the Named Executive Officers’ cash incentive plans are tied to Strategic Goals, providing the Compensation Committee the ability to reinforce non-financial goals that are communicated and assessed each year. The Strategic Goals are based on each executive officer’s role and strategic plan. Further details of the goals are presented below:

•

Financial Goals: Achievement of certain financial goals is the most heavily-weighted set of goals for all Named Executive Officers because the Compensation Committee considers these goals to provide the most relevant measures of the Company’s overall business performance for the year, as it believes attainment of the annual goals set for each metric is necessary to achieve the Company’s long-term growth and profitability objectives. The Committee establishes a threshold, a target and a maximum goal for each financial goal. Each level represents a different performance expectation considering factors such as the Company’s prior year’s performance and strategic plan growth goals. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to data derived from independent market surveys and the Peer Group data. The threshold goal is set at what is considered minimally acceptable performance and corresponds to what is considered to represent a below median compensation level, while the maximum goal equates to what is believed to represent superior performance for the year and, correspondingly, an above median compensation opportunity.

•

Strategic Goals: The actual amount payable on the Strategic Goals will be determined at the full discretion of the Compensation Committee, up to a pre-set limit based on the achievement of an EPS goal. The EPS financial metric was selected as the goal because it is one of Broadridge’s primary measures of annual corporate profitability and is believed to provide alignment with our stockholders’ interests. The Company’s fiscal year 2011 EPS determines the maximum each Named Executive Officer is eligible to receive under this portion of the cash incentive; however the Compensation Committee may, in its discretion, provide a lesser amount. The EPS goals selected to fund this portion of the cash incentive awards are not the Company’s financial targets. Instead, they were selected by the Compensation Committee to serve as levels of EPS performance under which the discretionary portion of the cash incentive award payments should be capped to ensure that payouts are aligned with both the Company’s strategic accomplishments and financial results. The chart below details the maximum award as a percentage of target at various EPS achievement levels for this portion of the cash incentive awards.

	Maximum Payable on Strategic Goals Portion of Cash Incentive = 100% of Target	Maximum Payable on Discretionary Portion of Cash Incentive = 150% of Target	Maximum Payable on Discretionary Portion of Cash Incentive = 200% of Target
Fiscal year 2011 EPS	$1.19 per share	$1.29 per share	$1.39 per share

The details on the calculation of the 2011 annual cash incentive award amounts for the Named Executive Officers are provided below.

Chief Executive Officer

Mr. Daly’s annual cash incentive award is part of his total annual compensation package. Its target value for fiscal year 2011 was $1,100,000, with a range of possible payment of 0% to 200% of the target amount. The measures approved by the Compensation Committee were as follows:

•

Financial Goals: 75% of the weighting of the cash incentive is tied directly to Broadridge’s corporate performance as compared to three pre-set financial goals which are described in more detail below: EPS, Fee Revenue, and Total Closed Sales (as defined below).

•

EPS was selected as a measurement of performance, and given the most weighting, because it is one of Broadridge’s primary measures of annual corporate profitability and is believed to provide alignment with our stockholder interests.

•	Fee Revenue was selected as a performance metric, and given equal weighting to Total Closed Sales, because of the importance of increasing the Company’s fee revenues as a foundation for future growth.

•

Total Closed Sales is used as a performance metric because of the importance of Mr. Daly in setting and implementing top-line growth strategies that drive the Company’s sales performance. The Compensation Committee replaced Free Cash Flow as a financial goal in Mr. Daly’s cash incentive plan with the Total Closed Sales goal because the use of both a free cash flow and EPS goal was seen by the Compensation Committee to be redundant, while the Compensation Committee wanted to encourage an increased emphasis for Mr. Daly on the long-term impact of sustained annual sales growth.

•

Strategic Goals: 25% of the weighting of the cash incentive is tied to Mr. Daly’s performance as CEO, and the execution of key strategic initiatives set forth below. The actual amount payable on this portion is determined at the full discretion of the Compensation Committee, up to a pre-set limit based on the achievement of the EPS goal set forth above.

Chief Executive Officer—Determination of Fiscal Year 2011 Annual Cash Incentive Award

The goals for Mr. Daly were set and evaluated by the Compensation Committee and communicated to Mr. Daly at the beginning of the fiscal year. Mr. Daly’s fiscal year 2011 cash incentive payment was reviewed and approved by the Compensation Committee. Mr. Daly does not participate in the final determination of his cash incentive payment. The Financial Goals portion of Mr. Daly’s 2011 cash incentive award was determined as follows:

Financial Goal	Weight	Target	Goal Range	Achievement	% Earned
Fiscal Year 2011 Broadridge EPS	37.50%	$1.60 per share	$1.28 – $1.92 per share (80 – 120% of target)	$1.36 per share	61.3%
Fiscal Year 2011 Broadridge Fee Revenue	18.75%	$1,513.0 million	$1,286.1 –$1,740 million (85-115% of target)	$1,416.2 million	75.8%
Fiscal Year 2011 Broadridge Total Closed Sales	18.75%	$180.0 million	$126.0 – $234.0 million (70-130% of target)	$126.3 million	50.3%

The Financial Goals are defined as follows:

•	The EPS goal is measured as the Company’s diluted earnings per share from continuing operations excluding the impact of non-recurring, extraordinary one-time items.

•	The Fee Revenue goal is measured as the Company’s total annual revenues from continuing operations less distribution revenues that consist primarily of postage-related fees.

•

The Total Closed Sales goal is measured as the total amount of recurring revenue closed sales and event-driven revenue closed sales in the fiscal year. For recurring revenue closed sales, the amount of the closed sale is generally a reasonable estimate of the annual revenues, excluding pass-through revenues such as distribution revenues. For event-driven closed sales, the amount of the closed sale is generally a reasonable estimate of the production revenues, excluding pass-through revenues such as distribution revenues.

Broadridge’s EPS achievement for fiscal year 2011 was $1.34 per share on a GAAP basis, and $1.37 per share on a non-GAAP basis, which excludes from the $1.34 per share the impact of $0.03 per share of one-time expenses related to the IBM data center migration. However, the Compensation Committee used negative discretion to score the EPS goal of the executive officers’ annual cash incentive awards, including the Named Executive Officers’ awards, at $1.36 per share to exclude the impact of the difference between the amount of actual expenses related to the IBM data center migration incurred in fiscal year 2011 and the amount the Company had planned to expense at the beginning of the fiscal year. In addition, the Compensation Committee used negative discretion to adjust the scoring of the Fee Revenue and Total Closed Sales, and Divisional EBIT (where applicable) goals of the executive officers’ annual cash incentive awards, including the Named Executive Officers’ awards, to exclude the impact of three acquisitions that were closed by the Company during fiscal year 2011.

The Compensation Committee determination of EPS performance of $1.36 resulted in an available cash incentive award payment of 185% of target for the Strategic Goals portion of the cash incentive award for each Named Executive Officer, including Mr. Daly. This portion of Mr. Daly’s cash incentive award was based upon his achievement of the Strategic Goals that were communicated to Mr. Daly by the Compensation Committee at the beginning of the fiscal year. These primarily consisted of:

•	establishing and executing a business strategy that delivers a robust level of sustained annual profit growth,

•	developing and executing an acquisitions strategy that would meaningfully impact annual revenue,

•	identifying new revenue streams and international expansion, and

•	ensuring Broadridge has the executive talent and succession planning process in place to achieve our strategic plans.

The Compensation Committee considered the following key accomplishments, which are set forth in the CEO scorecard, in determining Mr. Daly’s achievement of the Strategic Goals portion of his cash incentive award:

•

The Company closed three acquisitions in fiscal year 2011 (NewRiver, Forefield and Matrix) and each acquisition contributed positively in the first year after closing to the Company’s full-year fee-based revenue, earnings excluding the impact of acquisition intangibles, and closed sales results.

•

The amount of the Company’s recurring fee revenues (including as a result of the acquisitions that closed in fiscal year 2011) increased 12% from fiscal year 2010 growing from $1.17 billion to $1.31 billion.

•	Broadridge achieved a 99% client revenue retention rate in fiscal year 2011.

•	The continued development of Broadridge’s executive talent and additional executive talent hired during the year.

In total, based on the fiscal year 2011 performance of the Company, these accomplishments and the Committee’s assessment of his overall performance, the Committee decided to pay Mr. Daly 135% of the target on his Strategic Goals portion of his cash incentive award.

Other Named Executive Officers

The other Named Executive Officers’ 2011 annual cash incentive target goals were recommended to the Compensation Committee by Mr. Daly, with his own Financial and Strategic Goals serving as a guideline on both target performance and relative weighting of those goals.

The target cash incentive award amounts are a percentage of each executive officer’s base salary and are determined by a combination of the executive’s role and responsibilities along with external market analysis of both the Peer Group and the General Industry Group. Mr. Gokey’s target cash incentive award percentage was set forth in his Offer Letter. In fiscal year 2011, the cash incentive awards had a possible payment range of 0% to 200% of the target amounts. The other Named Executive Officers’ 2011 annual incentive targets were: Mr. Sheldon: 75%; Mr. Hogan: 125%; Mr. Gokey: 100%; and Mr. Schifellite: 100% of their respective fiscal year-end base salaries.

The annual incentive award targets and performance measures for fiscal year 2011 for the other Named Executive Officers were as follows:

Dan Sheldon Target Incentive Award = $334,700 (75% of fiscal year-end salary)

•    Broadridge Financial Goals (70% weight)—Fee Revenue, EPS, and Free Cash Flow

•    Strategic Goals (25% weight)—payment based on an evaluation of Mr. Sheldon’s key strategic accomplishments during the fiscal year described in more detail below

•    Client Satisfaction (5% weight)—weighted average achievement vs. pre-set targets in Broadridge client satisfaction survey scoring in the Securities Processing Solutions and Investor Communication Solutions segments

John Hogan Target Incentive Award = $675,000 (125% of fiscal year-end salary)

•    Broadridge Financial Goals (70% weight)—Fee Revenue, EPS, and Total Closed Sales

•    Strategic Goals (25% weight)—payment based on an evaluation of Mr. Hogan’s key strategic accomplishments during the fiscal year described in more detail below

•    Client Satisfaction (5% weight)—weighted average achievement vs. pre-set targets in Broadridge client satisfaction survey scoring in the Securities Processing Solutions and Investor Communication Solutions segments

Timothy C. Gokey Target Incentive Award = $500,000 (100% of fiscal year-end salary)

•    Broadridge Financial Goals (70% weight)—Fee Revenue, EPS, and Total Closed Sales

•    Strategic Goals (25% weight)—payment based on an evaluation of Mr. Gokey’s key strategic accomplishments during the fiscal year described in more detail below

•    Client Satisfaction (5% weight)—weighted average achievement vs. pre-set targets in Broadridge client satisfaction survey scoring in the Securities Processing and Investor Communication Solutions business segments

Robert Schifellite Target Incentive Award = $400,000 (100% of fiscal year-end salary)

•    Broadridge Financial Goals (35% weight)— Fee Revenue, EPS, and Total Closed Sales

•    Bank Broker Financial Goals (35% weight)—Fee Revenue, fee earnings before interest and taxes (“EBIT”) on continuing operations, and sales of the Bank Broker business division of the Investor Communication Solutions segment

•    Strategic Goals (25% weight)—payment based on an evaluation of Mr. Schifellite’s key strategic accomplishments during the fiscal year described in more detail below

•    Bank Broker Client Satisfaction (5% weight)—weighted average achievement vs. pre-set targets in Broadridge client satisfaction survey scoring in the Bank Broker business division of the Investor Communication Solutions segment

Other Named Executive Officers—Determination of Fiscal Year 2011 Annual Cash Incentive Award

All other Named Executive Officers’ annual cash incentive award payment amounts were recommended by Mr. Daly and approved by the Compensation Committee. To the extent applicable, the Financial Goals listed above are measured in the same manner as the measurement of Mr. Daly’s Financial Goals for purposes of determining the cash incentive awards of the other Named Executive Officers.

Mr. Sheldon’s Financial Goals include Free Cash Flow rather than Total Closed Sales. As the CFO, Mr. Sheldon’s core responsibilities include the sound management of the Company’s cash flow, and therefore, Free Cash Flow is an important metric in evaluating his performance. The Free Cash Flow goal is measured as the cash flow from continuing operations excluding certain one-time items.

Achievement of the Broadridge Free Cash Flow goal for fiscal year 2011 was determined as follows:

Financial Goal	Target	Goal Range	Achievement	% Earned
Fiscal Year 2011 Broadridge Free Cash Flow	$194.0 million	$155.2 million – $232.8 million	$144.0 million	0%
		(80-120% of target)

In addition to the Broadridge Financial Goals, Mr. Schifellite’s Financial Goals include the results of the Bank Broker division of the Investor Communication Solutions segment, as Mr. Schifellite is directly responsible for the results of that division. The Company has not disclosed the revenue, EBIT and sales targets and ranges pertaining to the Bank Broker division because this information is not otherwise publicly disclosed by the Company and the Company believes it would cause competitive harm to do so in this Proxy Statement. The probability of achieving the Bank Broker division goals was substantially uncertain at the time the goals were set. Achievement of the Bank Broker division goals ranged from 0% to 64.5% in fiscal year 2011, and 71% to 200% in fiscal year 2010.

As previously stated, the Compensation Committee determined that the Company’s fiscal year 2011 EPS performance of $1.36 resulted in an available cash incentive award payment of 185% of target for the Strategic Goals portion of the cash incentive award for each Named Executive Officer. This portion of the cash incentive award for the other Named Executive Officers was based upon their achievement of Strategic Goals that were similar to the qualitative measures used by the Compensation Committee to evaluate the performance of the CEO. The goals varied by Named Executive Officer and were set and communicated at the beginning of the fiscal year. They included establishing and executing a business strategy that delivers a robust level of sustained annual profit growth, developing and executing an acquisitions strategy that would meaningfully impact annual revenue, and identifying new revenue streams and international expansion. The following key accomplishments were considered in determining the achievement of the Strategic Goals portion of the other Named Executive Officers’ cash incentive awards:

•

The Company closed three acquisitions in fiscal year 2011 (NewRiver, Forefield and Matrix) and each acquisition contributed positively in the first year after closing to the Company’s full-year fee-based revenue, earnings excluding the impact of acquisition intangibles and closed sales results.

•

The amount of the Company’s recurring fee revenues (including as a result of the acquisitions that closed in fiscal year 2011) increased 12% from fiscal year 2010, growing from $1.17 billion to $1.31 billion.

•	Broadridge achieved a 99% client revenue retention rate in fiscal year 2011.

•	Progress in key strategic initiatives such as the transfer agency business, investor communications business, and global and emerging markets solutions.

Mr. Daly made a recommendation of a payment on the Strategic Goals metric for each of the other Named Executive Officers, subject to Compensation Committee approval. The Compensation Committee reviewed and concurred in the assessment of the CEO with respect to the performance of the other Named Executive Officers of their Strategic Goals.

The amounts earned by the other Named Executive Officers on the Strategic Goals portion of their cash incentive awards ranged from 115% to 140% of their respective target amounts.

Fiscal Year 2011 Annual Cash Incentive Award Payments

The results of the annual cash incentive award calculations for fiscal year 2011 are as follows:

	Fiscal Year 2011 Annual Cash Incentive Totals
Name	Target $	Earned $	Earned as % of Target
Richard J. Daly	$1,100,000	$884,150	80.4%
Dan Sheldon	$334,700	$261,000	78.0%
John Hogan	$675,000	$543,500	80.5%
Timothy C. Gokey	$500,000	$402,600	80.5%
Robert Schifellite	$400,000	$316,700	79.2%

Fiscal Year 2012 Annual Cash Incentive Award Plan Changes

In September 2011, based on a recommendation by the Compensation Committee’s compensation consultant, Cook & Co., in their executive compensation review, the Compensation Committee approved changes to the design of the fiscal year 2012 annual cash incentive award plan for executive officers including the Named Executive Officers. Under the Company’s fiscal year 2011 annual cash incentive award plan, the Strategic Goals portion of the awards was determined at the discretion of the Compensation Committee up to a pre-set limit based on the achievement of a fiscal year 2011 EPS goal. The achievement of the fiscal year 2011 EPS goal provided for a potential maximum funding of this portion of the award equal to 200% of target.

Under the Company’s fiscal year 2012 annual cash incentive award plan, the Compensation Committee set a minimum goal for fiscal year 2012 net earnings performance, the achievement of which would fund the entire cash incentive award instead of only the Strategic Goals portion of the award. Net earnings is defined as the Company’s fiscal year 2012 net earnings from continuing operations after income taxes, as reported in the Company’s financial statements for the 2012 fiscal year, as adjusted to exclude the impact of the full amount of all items of gain, loss, charge or expense relating to the following items as disclosed in the Company’s financial statements, footnotes to the financial statements, or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the fiscal year. The achievement of this performance threshold would provide that the maximum award amount that each Named Executive Officer is eligible to receive is 200% of their target amount. However, the actual amount payable by the Compensation Committee, in its discretion, will be based on the Company’s and Named Executive Officer’s financial and non-financial performance and any other factors the Compensation Committee deems important up to such maximum limit. The net earnings performance goal selected to fund the cash incentive awards is not the Company’s financial target. Instead, it was selected by the Compensation Committee to serve as the threshold level of fiscal year 2012 performance, the achievement of which the Company believes should result in the Named Executive Officers being eligible to receive a cash incentive award payment for fiscal year 2012.

In addition, the EPS financial performance metric in the Named Executive Officers’ cash incentive award plans would be replaced for purposes of scoring the fiscal year 2012 cash incentive award with income from continuing operations before taxes and extraordinary items, as adjusted to exclude the impact of certain extraordinary items. This change was made to eliminate the redundancy of the use of EPS as a financial performance metric in both the performance-based RSU plan and the annual cash incentive award plan.

Fiscal Year 2012 Annual Cash Incentive Award Target Changes

In June 2011, the Compensation Committee engaged Cook & Co. to perform a review of total target direct compensation for all executive officers, including the Named Executive Officers. Based on the results of this review, in September 2011, the Compensation Committee increased the amount of Mr. Daly’s fiscal year 2012 annual cash incentive award target from 163% of his base salary to 165% of his base salary to bring his total target cash compensation closer to the median of chief executive officers in the Peer Group. In addition, the Committee approved management’s recommendation that Mr. Hogan’s fiscal year 2012 annual cash incentive award target be increased from 125% of his base salary to 140% of his base salary. Mr. Daly recommended the increase to Mr. Hogan’s cash incentive award target percentage in recognition of his sustained superior performance level and broad line management responsibility.

Long-Term Equity Incentive Compensation

The purpose of long-term equity incentive compensation provided under the 2007 Omnibus Award Plan is to align executive officer financial interests with those of stockholders, and to improve our long-term profitability and stability through the attraction and retention of superior talent.

The Company grants both stock options and performance-based RSUs to its executive officers annually in order to reinforce key long-term business strategies. Stock options, with an expiration date of 10 years from the grant date, align executive officers with stockholder interests to create long-term growth in the Broadridge stock price. Performance-based RSUs, with a two-year performance period prior to vesting, reinforce year-over-year EPS growth, which has an impact on the Company’s stock price growth.

Long-Term Equity Incentive Grants

Each Named Executive Officer and other executive officers have an annual long-term equity incentive target grant denoted in terms of dollar value. These grant guidelines are intended to result in a median total compensation opportunity when combined with the cash compensation opportunity. The stock option dollar targets are converted into grants of stock options based on the 30-day average closing price of Broadridge Common Stock and the expected value of each stock option granted as determined by a standard stock option valuation model under FASB ASC Topic 718, Compensation—Stock Compensation. In addition, the performance-based RSU dollar targets are converted into performance-based RSUs based on the average closing price of Broadridge Common Stock in August.

The individual stock option and RSU grants to the CEO are determined and approved by the Compensation Committee. The Compensation Committee considers recommendations from the CEO with regard to stock option and RSU grants to the executive officers, including the Named Executive Officers, other than himself. The Compensation Committee retains full responsibility for approval of individual grants and aggregate number of stock options for all eligible employees.

•	Stock Options

The exercise price equals the Common Stock closing price on the date of the grant (i.e., fair market value). All stock option grants are made effective two business days following the Company’s next quarterly earnings release. The stock options have a 10-year term and vest 20% per year on the anniversary date of the grant for the following five years subject to continued employment with the Company.

The Compensation Committee decided to suspend the annual stock option grants for fiscal years 2009, 2010 and 2011 for its executive officers who were officers of Broadridge at the time of the spin-off from ADP (the “Founding Executive Officers”) who received special stock option grants for three years after the spin-off from ADP. These special stock option grants were made by the Company after the spin-off of the Company in order to increase the Broadridge share ownership of the Founding Executive Officers to better align their interests with the interests of Broadridge stockholders. All Named Executive Officers, except for Mr. Gokey, are Founding Executive Officers. The last special stock option grant was made in February 2010. The Compensation Committee made this change because the special stock option grants alone provided sufficient alignment with stockholder interests for each of the fiscal years in which the special stock option grants were made. The value of these stock options for Founding Executive Officers was taken into account in determining their performance-based RSU awards through fiscal year 2011.

In September 2011, the Compensation Committee decided to return to the practice of granting stock options to all executive officers, including the Named Executive Officers, for fiscal year 2012. Stock options and performance-based RSUs will each be worth 50% of the value of total awards for all Named Executive Officers, except Mr. Gokey. Mr. Gokey’s long-term equity incentive awards will continue to be delivered as provided in his Offer Letter.

•	Restricted Stock Units

The performance criteria required to earn RSUs under the 2007 Omnibus Award Plan, and the individual awards to the CEO and the other Named Executive Officers, are approved by the Compensation Committee prior to the grant of awards. The fiscal year 2011 performance-based RSU award occurred on October 1, 2010. It provided that the number of performance-based RSUs that are earned after the conclusion of a two-year performance period, depends on a pre-set financial metric for Broadridge’s financial performance over the performance period. For the performance cycle for this grant the financial metric is EPS growth. This metric was selected because it is Broadridge’s primary measure of long-term corporate profitability and is believed to provide alignment with our stockholders’ interests. The number of shares that can be earned based on performance ranges from 0% to 150% of the total target RSUs. No plan participant receives dividend equivalents during any part of the vesting cycle of any performance-based awards.

Once the number of earned RSUs is determined at the end of the performance period, they remain unvested until April 1st of the following calendar year, provided that the plan participant remains actively employed with Broadridge through the vesting date, thus resulting in a 30-month cycle from date of award to date of vesting. Upon vesting, the RSUs convert to Broadridge shares at a ratio of one Broadridge share for each RSU.

The results of the conclusion of the performance-based RSU cycle for fiscal years 2010 and 2011 are detailed in the “Long-Term Equity Incentive Compensation—Completion of Performance-Based RSU Cycles” section of this Proxy Statement.

The RSU awards made to the Named Executive Officers in fiscal year 2011 are detailed in the “Long-Term Equity Incentive Compensation—Fiscal Year 2011 Performance-Based RSU Target Awards” section of this Proxy Statement.

Fiscal Year 2011 Performance-Based RSU Target Awards

In August 2010, the Compensation Committee approved the grant of the following performance-based RSU target awards, with a grant date of October 1, 2010. The grant date of October 1st is consistent with the annual RSU grants to non-executive officers.

Name	RSU Target Award (#)(1)	Target Value ($)
Richard J. Daly	97,847	$2,000,000	(2)
Dan Sheldon	24,461	$500,000	(2)
John Hogan	53,816	$1,100,000	(2)
Timothy C. Gokey	15,900	$325,000
Robert Schifellite	24,461	$500,000	(2)

(1)	The target number of RSUs awarded was determined by dividing the target value by the average closing price of the Common Stock in August 2010 of $20.44 per share.
(2)	The full value of long-term equity incentive awards for these Named Executive Officers was granted in the form of RSUs in fiscal year 2011 as all of these individuals are Founding Executive Officers who had received the special stock option grants described above.

The number of shares that can be earned based on EPS performance over the fiscal years 2011 and 2012 performance period ranges from 0% to 150% of the total target RSUs. If earned, these RSUs will vest on April 1, 2013.

Completion of Performance-Based RSU Cycles

In August 2011, the Compensation Committee determined that the Named Executive Officers earned 80% of the performance-based RSU target award amounts granted on October 1, 2009, due to the achievement of average EPS of $1.46 in fiscal years 2010 and 2011. The earned RSUs will vest and convert to shares of Common Stock on April 1, 2012, provided that the plan participant remains actively employed with Broadridge through the vesting date. The number of RSUs earned by each Named Executive Officer was as follows:

Name	Original RSU Target Award (#)	Actual RSUs Achieved (#)	Value on Payment Determination Date ($) (August 2, 2011) (1)(2)
Richard J. Daly	91,100	72,880	$1,631,783
Dan Sheldon	25,650	20,520	$459,443
John Hogan	56,450	45,160	$1,011,132
Timothy C. Gokey	14,800	11,840	$265,098
Robert Schifellite	15,400	12,320	$275,845

(1)	The value on the payment determination date is based on the closing price of the Common Stock on August 2, 2011 of $22.39 per share.
(2)	Mr. Gokey’s award was part of the compensation package he received upon being hired by the Company and was granted on May 12, 2010.

Fiscal Year 2012 Long-Term Equity Incentive Target Changes

In September 2011, based on the Peer Group market analysis completed by Cook & Co., the Compensation Committee approved increases to the long-term equity incentive award targets for fiscal year 2012 for four of the Named Executive Officers:

•

Mr. Daly received an increase of $250,000, from $2,000,000 to $2,250,000 to bring his total target direct compensation closer to the median of chief executive officers in the Peer Group. This increase also reflects the Compensation Committee’s positive assessment of Mr. Daly’s performance and leadership through the CEO evaluation process.

•	Mr. Sheldon received an increase of $100,000, from $500,000 to $600,000 to bring his total target direct compensation closer to the median of chief financial officers in the Peer Group.

•

Mr. Hogan received an increase of $125,000 from $1,100,000 to $1,225,000. This increase was in recognition of his sustained superior performance level and broad line management responsibility and the significant business deliverables that Mr. Hogan is expected to deliver.

•

Mr. Schifellite received an increase of $100,000, from $500,000 to $600,000 in recognition of his responsibilities for leading the largest business unit at Broadridge and his achievement of key strategic initiatives of his business unit such as the transfer agency business and global and emerging markets solutions.

Corporate Governance Policies

The Company maintains Officer Stock Ownership and Retention and Holding Period Guidelines and a Pre-Clearance and Insider Trading Policy that are designed to reflect best practices in corporate governance. The Company’s Pre-Clearance and Insider Trading Policy was amended in May 2011 to clarify securities law prohibitions against insider trading. At that time, the Company enhanced the policy to prohibit holding Company securities in a margin account and using Company shares as loan collateral. The Company also maintains an Executive Officer Compensation Clawback Policy.

Stock Ownership and Retention and Holding Period Guidelines

The Company’s stock ownership guidelines reinforce the goal of increasing equity ownership of the Company among executive officers in order to more closely align their interests with those of our stockholders. The ownership guidelines are based on each executive officer holding a total equity value at least equal to a specified multiple of his annual base salary. The multiples of base salary by executive officer position are:

•	Chief Executive Officer: 6x base salary (increased from 5x base salary)

•	Chief Financial Officer: 3x base salary

•	President and Chief Operating Officer: 4x base salary

•	All other Corporate Senior Vice Presidents and Corporate Vice Presidents: 2x base salary

Equity ownership that counts toward this ownership goal are shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), and shares held by a 401(k) plan or other savings plan. Unvested stock options, unvested RSUs and vested out-of-the-money stock options do not count toward satisfying the guideline goals.

The Compensation Committee established stock retention and holding period guidelines for the executive officers, including the Named Executive Officers. Specifically:

•

An executive officer should retain at least 50% of their net profit shares realized after the exercise of stock options or vesting of RSUs until their guideline ownership level is reached. Net profit shares are the shares remaining after the sale of shares to finance payment of the stock option exercise price, taxes and transaction costs owed at exercise or vesting.

•	After the guideline ownership level is met, the executive officer must continue to hold at least 50% of future net profit shares for one year.

Presently, all Named Executive Officers are in compliance with the stock retention requirement and are making progress toward meeting the ownership multiples.

Executive Officer Compensation Clawback Policy

The Company maintains a clawback policy that requires reimbursement of all or part of any bonus, incentive or equity-based compensation that is paid, awarded or vests to an executive officer if and to the extent that: (a) the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and (b) a lower payment, award, or vesting would have occurred based upon the restated financial results.

Under this policy, the Company will, to the extent allowable under applicable laws, require reimbursement of any bonus, incentive or equity-based compensation previously awarded or cancel any unvested, unexercised or deferred stock awards previously granted to the executive officer in the amount by which the individual executive officer’s annual bonus or incentive or equity-based compensation for the relevant period exceeded the lower amount that would have been received based on the restated financial results. However, the Company will not seek to recover bonuses or incentive or equity-based compensation that was paid or had vested more than three years prior to the date the applicable restatement is disclosed.

Pre-Clearance and Insider Trading Policy and Prohibition on Hedging

The Broadridge trading policy for the Company’s executive officers and directors provides that the Company’s executive officers and directors or their immediate family members, family trusts or other controlled entities cannot engage in any transaction in Broadridge securities (including purchases, sales, cashless exercises of stock options and the sale of Common Stock acquired pursuant to exercise of stock options) without first obtaining the approval of the Company’s General Counsel. Approval of transactions can be sought only during a defined window period when the executive officers and directors are not in possession of material non-public information about the Company. The window period is generally defined as the period of time commencing on the second day after the public release by Broadridge of its quarterly and annual earnings information and ending on the date of distribution to the Broadridge Executive Committee members of the “flash” financial performance results for the second month of the then current fiscal quarter, but can be closed by the Company’s General Counsel at any time if the person seeking approval is in possession of material non-public information. In addition, the trading policy includes a prohibition of the purchase or sale of any derivative securities with respect to Broadridge securities such as put and call options, and prohibits short sales on Common Stock.

Change in Control Severance Plan and Enhancement Agreements

Change in control severance plans are designed to neutralize the potential conflict our executives could face with a potential change in control and possible termination of employment and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered.

In March 2007, the Broadridge Board of Directors adopted the Change in Control Severance Plan for Broadridge executive officers (the “CIC Plan”) to provide the executive officers of Broadridge equivalent protection in the event of a change in control as the change in control plan that was in place for executive officers of ADP at the time of the spin-off of Broadridge from ADP. The CIC Plan in effect today is the same plan that was adopted in March 2007.

All Named Executive Officers participate in the CIC Plan. In addition, Mr. Daly and Mr. Hogan entered into Change in Control Enhancement Agreements (the “Enhancement Agreements”) with the Company pursuant to which they are entitled to receive, on an item-by-item basis, the greater of the benefits and payments under the

Enhancement Agreements and the CIC Plan. The Enhancement Agreements were put in place at the time of the spin-off of Broadridge from ADP by the Board of Directors of ADP in order to provide protection against certain risks inherent in a new company.

The purpose of the CIC Plan is to protect and enhance stockholder value by encouraging executive officers to evaluate potential transactions with independence and objectivity, ensuring continuity of management prior to and after a transaction, and ensuring that executives receive reasonable severance compensation in the event that their positions are eliminated as a result of a transaction. The CIC Plan is a “double-trigger” plan that requires both a change in control of the Company and a subsequent qualifying termination of employment in order for the executive officer to receive any payment under the plan. Under the CIC Plan, if a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason,” as those terms are defined under the CIC Plan, within a three-year period following a change in control, the participant will generally receive a severance payment and certain equity awards will be accelerated. Please see the “Potential Payments Upon a Termination or Change in Control” section of this Proxy Statement for further information regarding Broadridge’s CIC Plan and the Enhancement Agreements.

Officer Severance Plan and Offer Letter Treatment of Severance

In September 2011, the Compensation Committee adopted a severance plan for executive officers (the “Severance Plan”), including the Named Executive Officers, taking into account the recommendation of Cook & Co., who noted that the absence of a severance plan may impair the ability to externally recruit and creates pressure to have employment agreements for senior officers. Mr. Gokey will initially not be covered under the Severance Plan as his Offer Letter covers his treatment upon termination, as described below. The Severance Plan provides for severance benefits when an executive officer is terminated without “cause” as defined in the Severance Plan and when not entitled to benefits under the CIC Plan. Upon a qualifying termination, the Named Executive Officers would be eligible to receive:

•	Continued payment of base salary of 24 months for the CEO and 18 months for the other executive officers;

•

Payment of a cash incentive award for the fiscal year of termination on the normal payment date based on actual performance. This award is pro-rated for all executive officers other than the CEO who is eligible for a full year’s cash incentive award; and

•	Continued vesting of equity awards granted after the effective date of the Severance Plan during the severance period.

As a condition to receiving any severance payments under the Severance Plan, Named Executive Officers will be required to enter into agreements that contain a general release of the Company and certain restrictive covenants, including non-competition provisions that will be in force for a longer period than was previously applicable; an additional 12 months for the CEO and an additional six months for all other executive officers.

Mr. Gokey’s offer letter dated March 15, 2010, as amended in September 2010 (the “Offer Letter”), provides that in the event Mr. Gokey’s employment is terminated by Broadridge without “cause” or he terminates his employment for “good reason,” as such terms are defined in the Offer Letter, Mr. Gokey is entitled to receive severance equal to two years of his base salary payable over 24 months and one year of his annual target cash incentive payment payable over 12 months. The payments are generally to be made in equal monthly installments. Also, upon such a termination event, all RSUs and stock options granted to Mr. Gokey prior to termination will continue to vest during the 24-month severance period. Any vested stock options will be exercisable for the earlier to occur of: (a) the regular stock option expiration date; and (b) 180 days after the last date of severance payments. Mr. Gokey is required to abide by certain restrictive covenants relating to confidentiality and non-solicitation of customers and employees during the period of time he is receiving the severance. The severance terms also provide for a release by Mr. Gokey of all legal claims. Mr. Gokey’s benefits would not continue during the severance period. The terms of Mr. Gokey’s potential severance are governed by the Offer Letter. Upon expiration of the Offer Letter, on December 31, 2012, he will be covered by the Severance Plan.

Please see the “Grants of Plan-Based Awards Table—Employment Agreements” section of this Proxy Statement for a more detailed description of the Offer Letter.

Retirement Plans and Benefits

Broadridge provides its Named Executive Officers with retirement benefits on the same terms as those offered to other employees generally through the Broadridge Financial Solutions, Inc. Retirement Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. The 401(k) Plan allows our U.S. employees to save for retirement on a tax-deferred basis, and Broadridge makes matching contributions to the 401(k) Plan to encourage participation in this plan. In addition, the Named Executive Officers participate in the Company’s SORP, a non-qualified supplemental retirement plan. The Broadridge SORP provides supplemental benefits to executive officers and is intended to support the objective of attracting and retaining key talent by improving the market competitiveness of our overall rewards package and tying the receipt of value to continued tenure through a defined retirement age. Please see the “Pension Benefits Table” in this Proxy Statement for further information regarding Broadridge’s retirement plans. In addition, certain executive officers, including the Named Executive Officers, who terminate employment with the Company after they have attained age 55 and been credited with 10 years of service are eligible to participate in our executive retiree medical benefits. Please see the “Payments Upon A Termination or Change in Control Table” section of this Proxy Statement.

Non-Qualified Executive Deferred Compensation Plan

Broadridge sponsors the Executive Deferred Compensation Plan (the “DC Plan”), an unfunded, non-qualified deferred compensation plan for the benefit of its Named Executive Officers and selected other executives each year. The DC Plan allows Broadridge participants to defer the obligation to pay certain income taxes until the time the funds are distributed, thus providing an alternative investment vehicle for financial planning. None of the Named Executive Officers deferred any compensation earned in fiscal year 2011 into the DC Plan. Please see the “Non-Qualified Deferred Compensation” section of this Proxy Statement for more information regarding the DC Plan.

Benefit Plans

Broadridge provides its Named Executive Officers with health and welfare benefits, on the same terms as those offered to other employees.

Perquisites

Broadridge provides the Named Executive Officers with a Company-paid car and up to $10,000 per calendar year in Company matching of charitable contributions made to qualified tax-exempt organizations under the Broadridge Director & Officer Matching Gift Program, a higher amount of annual matching than the standard associate matching program. These perquisites are consistent with both general industry market practice based on independent third-party executive benefit and perquisite surveys and Broadridge’s executive rewards strategy. The Compensation Committee reviewed these perquisites in 2011 and determined that they are in line with perquisites provided by companies with which Broadridge competes for talent.

•	A Company-paid car remains among the most commonly-offered executive perquisites according to external survey data, and is an important aspect of the Company’s total rewards package.

•

The Company’s Director & Officer Matching Gift Program reinforces the Company’s commitment to social responsibility and improves the Company’s relations with its clients, stockholders, and community at large.

In order to hire Mr. Gokey, we agreed to reimburse him for relocation expenses to assist in the costs associated with his move from Kansas City, Missouri to the New York region, which in fiscal year 2011 included $100,000 towards the loss on the sale of his home, closing costs, the movement of physical goods, attorney’s fees and home visits to Missouri prior to his move to the New York region. Under the Company’s executive relocation program, he received a gross up for taxes associated with certain of these relocation expenses. The amount paid by the Company to Mr. Gokey in connection with the loss on the sale of his home did not fully reimburse him for his personal loss on the sale of the home.

Please see the All Other Compensation column of the “Summary Compensation Table” and the “All Other Compensation Table” of this Proxy Statement for more information regarding the perquisites provided to the Named Executive Officers.

Employment Agreements

The Company does not have formal employment agreements with the Named Executive Officers, other than Mr. Gokey. Mr. Gokey joined the Company on April 5, 2010, as its Corporate Senior Vice President and Chief Corporate Development Officer. Mr. Gokey’s Offer Letter describes his compensation package and includes severance provisions in the event that his employment is terminated by Broadridge without “cause” or he terminates his employment for “good reason,” as defined in the Offer Letter. Please see the “Grants of Plan-Based Awards Table—Employment Agreements” section of this Proxy Statement for a more detailed description of the Offer Letter.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation elements utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under FASB ASC Topic 718, Compensation—Stock Compensation.

With respect to taxes, the Compensation Committee considers the impact of Section 162(m) of the Code, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Named Executive Officers other than the CFO, subject to certain exceptions.

Annual equity grants, including performance-based RSU and stock option grants, are made on an expected value basis and then converted into a set number of RSUs and/or stock options, so as to limit the total accounting cost of the grants.

The annual bonus plan is designed to comply with Section 162(m) of the Code by selecting financial measures for the funding of such plan only from the list of performance criteria under the shareholder approved Omnibus Award Plan, and approving specific performance goals within the first three months of the fiscal year. The annual performance-based RSU grants are designed to comply with Section 162(m) of the Code by making the vesting of all grants subject to performance conditions that are selected from the list of performance criteria under the Omnibus Award Plan, and approving specific multiple-year performance goals within the first three months of the fiscal year. The annual stock option grants are designed to comply with Section 162(m) of the Code by having a strike price set equal to the fair market value of the Company’s stock on the date of grant.

In general, the Company believes that compensation paid to executive officers should be performance-based and deductible for U.S. tax purposes. In certain instances, however, we may determine that it is in our best interest and that of our stockholders to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with our program and objectives. We have requested and obtained stockholder approval of the 2007 Omnibus Award Plan so that awards under the 2007 Omnibus Award Plan may qualify as performance-based compensation under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement and be incorporated by reference in the Company’s 2011 Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Alan J. Weber, Chairman

Leslie A. Brun

Richard J. Haviland

Sandra S. Jaffee

Stuart R. Levine

Thomas J. Perna

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC except as specifically provided otherwise therein.

The following tables contain information regarding the components of total compensation of the Named Executive Officers for the Company’s fiscal years ended June 30, 2011, June 30, 2010 and June 30, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)		All other Compensation (6)		Total
Richard J. Daly	2011		$675,000		$0		$2,117,409		$0		$884,150		$1,150,790		$46,290		$4,873,639
Chief Executive Officer	2010		$675,000		$0		$1,694,374		$1,949,365		$1,377,475		$912,205		$53,806		$6,662,225
	2009		$675,000		$0		$1,248,508		$3,488,178		$1,278,750		$259,650		$40,564		$6,990,650

Dan Sheldon	2011		$446,250		$0		$529,336		$0		$261,000		$248,541		$43,872		$1,528,999
CVP and Chief Financial Officer	2010		$446,250		$0		$477,065		$428,269		$417,300		$253,916		$41,920		$2,064,720
	2009		$446,250		$0		$351,604		$463,483		$334,970		$111,084		$31,714		$1,739,105

John Hogan	2011		$540,000		$0		$1,164,578		$0		$543,500		$677,238		$32,348		$2,957,664
President and Chief Operating Officer	2010		$540,000		$0		$1,049,916		$1,004,217		$782,400		$734,245		$47,273		$4,158,051
	2009		$540,000		$0		$774,089		$1,699,729		$810,344		$358,956		$41,140		$4,224,258

Timothy C. Gokey	2011		$500,000		$0		$344,076		$526,769		$402,600		$26,690		$353,738		$2,153,873
SVP and Chief Corporate Development Officer	2010		$121,154		$250,000		$599,137		$1,482,500		$136,900		$0		$79,057		$2,668,748

Robert Schifellite	2011		$395,700		$0		$529,336		$0		$316,700		$238,970		$29,935		$1,510,641
SVP, Investor Communication Solutions	2010 2009	$ $	348,400 348,400	$ $	0 0	$ $	286,426 211,243	$ $	398,734 385,710	$ $	448,800 415,908	$ $	222,211 87,358	$ $	24,865 26,221	$ $	1,729,436 1,474,840

(1)	Signing bonus provided to Mr. Gokey.
(2)	Reflects RSUs granted by Broadridge under the 2007 Omnibus Award Plan. Amounts in this column represent the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. See Note 13, “Stock-Based Compensation,” to the Company’s consolidated financial statements for the year ended June 30, 2011 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for the relevant assumptions used to determine the valuation of these awards. For the performance-based RSUs, the amounts shown reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based RSUs granted in fiscal year 2011 assuming achievement of the highest level of performance is: Mr. Daly: $3,176,174; Mr. Sheldon: $794,004; Mr. Hogan: $1,746,867; Mr. Gokey: $516,514; and Mr. Schifellite: $794,004.
(3)	Reflects stock options granted by Broadridge under the 2007 Omnibus Award Plan. Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. Please see Note 13, “Stock-Based Compensation,” to the Company’s consolidated financial statements for the year ended June 30, 2011 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for the relevant assumptions used to determine the valuation of these awards. The fair value of each option award on the date of grant is estimated using the binomial stock option valuation method.
(4)	Represents annual cash incentive compensation paid under our 2007 Omnibus Award Plan based on performance of the Named Executive Officers during the corresponding fiscal year, which was paid to the Named Executive Officers in 2011, 2010 and 2009.
(5)	Represents changes in the value of the SORP. See the “Pension Benefits Table” for a discussion of the SORP.
(6)	The amounts shown in this column represent the cost of a Company-paid car, amounts paid by the Company on behalf of spouses who accompanied the Named Executive Officers on business travel, relocation expenses, contributions to the 401(k) Plan, Company-paid insurance premiums, and Company-paid matching charitable contributions. Please see the table below entitled “All Other Compensation” for more information.

ALL OTHER COMPENSATION

Name and Principal Position	Year	Perquisites and other Personal Benefits (1)	Tax Reimbursements (2)	Company Contributions to Defined Contribution Plans (3)	Insurance Premiums (4)	Matching Charitable Contributions (5)	Relocation (6)	Total
Richard J. Daly	2011	$14,650	$500	$21,560	$1,080	$8,500	$0	$46,290
	2010	$13,416	$500	$21,560	$1,080	$17,250	$0	$53,806
	2009	$15,219	$500	$18,515	$1,080	$5,250	$0	$40,564

Dan Sheldon	2011	$11,750	$0	$23,398	$724	$8,000	$0	$43,872
	2010	$11,798	$0	$23,398	$724	$6,000	$0	$41,920
	2009	$10,250	$0	$20,240	$724	$500	$0	$31,714

John Hogan	2011	$11,750	$0	$19,723	$875	$0	$0	$32,348
	2010	$11,675	$0	$19,723	$875	$15,000	$0	$47,273
	2009	$11,750	$0	$18,515	$875	$10,000	$0	$41,140

Timothy C. Gokey	2011	$5,250	$108,507	$6,500	$810	$10,000	$222,671	$353,738
	2010	$0	$15,057	$0	$203	$0	$63,797	$79,057

Robert Schifellite	2011	$5,396	$500	$23,398	$641	$0	$0	$29,935
	2010	$2,240	$0	$21,560	$565	$500	$0	$24,865
	2009	$3,916	$500	$20,240	$565	$1,000	$0	$26,221

(1)	For all Named Executive Officers, represents the value of a Company-paid car. For Mr. Daly, Mr. Gokey and Mr. Schifellite this also includes an amount paid by the Company on behalf of spouses who accompanied them on business travel. For fiscal years 2010 and 2009, the amounts shown for Mr. Daly, and for fiscal year 2009 the amount shown for Mr. Schifellite, also represent an amount paid by the Company on behalf of their spouses who accompanied them on business travel.
(2)	For Mr. Daly, Mr. Gokey and Mr. Schifellite, this represents a reimbursement of the taxes on the additional amount paid by the Company on behalf of their spouses who accompanied them on business travel. For Mr. Gokey, this also includes a reimbursement of taxes on certain relocation expenses incurred in fiscal years 2011 and 2010 (see footnote 6 below), as provided under the Company’s executive relocation program.
(3)	Represents contributions made by the Company to the 401(k) Plan on behalf of the executives.
(4)	Represents life insurance and accidental death and dismemberment premiums paid by the Company on behalf of the executives.
(5)	Represents Company-paid contributions made to qualified tax-exempt organizations on behalf of the Named Executive Officers under the Broadridge Director & Officer Matching Gift Program. The Company matches 100% of all contributions made by its executive officers to qualified tax-exempt organizations, up to a maximum Company contribution of $10,000 per calendar year. Amounts shown reflect total Company matching contributions in each fiscal year.
(6)	Represents relocation expenses paid on behalf of Mr. Gokey including a portion of the personal loss on the sale of his home in the Kansas City, Missouri area, closing costs, movement of physical goods, attorney’s fees and home visits to Missouri prior to his move to the New York region. See the “Compensation Discussion and Analysis” for a discussion of Mr. Gokey’s relocation benefits.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes awards made to our Named Executive Officers in fiscal year 2011. Please see the “Outstanding Equity Awards at Fiscal Year-End Table” for the outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2011.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Committee Award Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard J. Daly	10/1/2010	(4)	8/3/2010	$0	$1,100,000	$2,200,000	0	97,847	146,771				$2,117,409

Dan Sheldon	10/1/2010	(4)	8/3/2010	$0	$334,700	$669,400	0	24,461	36,692				$529,336

John Hogan	10/1/2010	(4)	8/3/2010	$0	$675,000	$1,350,000	0	53,816	80,724				$1,164,578

Timothy C. Gokey	10/1/2010 2/10/2011	(4) (5)	8/3/2010 2/1/2011	$0	$500,000	$1,000,000	0	15,900	23,850	87,358	22.39	$ $	344,076 526,769

Robert Schifellite	10/1/2010	(4)	8/3/2010	$0	$400,000	$800,000	0	24,461	36,692				$529,336

(1)	Amounts consist of the threshold, target and maximum annual cash incentive plan levels set in fiscal year 2011 under the Company’s 2007 Omnibus Award Plan. Actual amounts paid to the Named Executive Officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table with respect to fiscal year 2011.
(2)	Amounts consist of the threshold, target and maximum RSU awards set in fiscal year 2011 under the Company’s 2007 Omnibus Award Plan.
(3)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718, Compensation—Stock Compensation, and based on the probable outcome of the performance condition in the case of performance-based RSUs. See Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included on our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for a discussion of the relevant assumptions used in calculating these amounts.
(4)	Represents performance-based RSUs granted under the 2007 Omnibus Award Plan. RSU awards granted by Broadridge on October 1, 2010 will vest and convert to Broadridge shares on April 1, 2013, provided that pre-set financial performance goals are met over the fiscal years 2011 and 2012 performance cycle. Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares. Please see the section entitled “Long-Term Equity Incentive Compensation—Fiscal Year 2011 Performance-Based RSU Target Awards” for more information on these awards.
(5)	Represents the stock option award granted under the 2007 Omnibus Award Plan on February 10, 2011 that vests ratably over the next five years on the anniversary date of the grant.

Employment Agreements

Mr. Gokey’s Offer Letter provides that his employment with the Company is “at will,” which means his employment is not for any definite period of time and that either he or the Company can terminate his employment at any time, with or without cause or notice. The Offer Letter provides the following compensation terms:

•	Base Salary: Mr. Gokey’s annual base salary is $500,000 per year.

•

Cash Incentive Award: Mr. Gokey’s annual cash incentive award target is 100% of his base salary with a maximum of 200%. He was guaranteed a fiscal year 2010 payment of at least $125,000 (100% of target, pro-rated for three months’ employment).

•	Long-Term Equity Incentive Compensation: Mr. Gokey will receive RSUs and stock options annually based on target values that are reviewed and approved by the Compensation Committee.

•

Executive Benefits/Relocation: Mr. Gokey is eligible to participate in the benefits, and is entitled to the perquisites, customarily paid to the Company’s executive officers. In addition, Mr. Gokey participated in Broadridge’s executive relocation program which provides reimbursement of all regular and customary expenses related to moving to the New York region.

In addition, pursuant to the Offer Letter, Mr. Gokey received the following one-time compensation payments:

•	Cash Signing Bonus: Mr. Gokey received a cash signing bonus of $250,000, subject to repayment if he voluntarily terminates employment as set forth in the Offer Letter.

•

Stock Options: On May 12, 2010, Mr. Gokey was awarded 100,000 options that vest over two years at a rate of 50% per year on each anniversary date of the grant, and 150,000 options that vest over five years at a rate of 20% per year on each anniversary date of the grant. These options have a termination date of 10 years from the date of grant and an exercise price equal to the closing price of Broadridge Common Stock on the date of grant.

•

RSUs: On May 12, 2010, Mr. Gokey was awarded 14,800 time-based RSUs that vested on April 1, 2011, and 14,800 RSUs that are subject to the same performance conditions set for all other Named Executive Officer RSU grants. The performance-based awards have possible earnings of 0% to 150% of the target award.

The Offer Letter also provides that in the event that Mr. Gokey’s employment is terminated by Broadridge without “cause” or he terminates his employment for “good reason,” on or before December 31, 2012, Mr. Gokey is entitled to receive severance equal to two years of his base salary payable over 24 months and one year of his annual target cash incentive payment payable over 12 months. The payments are generally to be made in equal monthly installments. All RSUs and stock options granted to Mr. Gokey prior to termination will continue to vest during the 24-month severance period. Any vested stock options will be exercisable for the earlier to occur of: (a) the regular stock option expiration date; and (b) 180 days after the last date of severance payments. In addition, the Offer Letter provides that until April 5, 2013, Broadridge will reimburse Mr. Gokey for any financial loss incurred on the sale of his New York area home within one year following his termination of employment, excluding capital improvements made on the home during the period of ownership.

Under the terms of Mr. Gokey’s Offer Letter, “good reason” is defined as a termination by Mr. Gokey within the specified time period following:

•	a reduction in his base salary, unless such a reduction in base salary is 10% or less and is applicable to other executive officers;

•	a job relocation beyond 50 miles from Lake Success, New York;

•	a change in reporting structure such that Mr. Gokey no longer reports directly to the Chief Executive Officer;

•	the material diminishment of Mr. Gokey’s duties and responsibilities; or

•	the failure to materially enhance Mr. Gokey’s role and primary responsibilities at Broadridge by December 31, 2012.

Under the terms of Mr. Gokey’s Offer Letter, “cause” is defined as circumstances where Broadridge terminates Mr. Gokey’s employment because he has:

•	been convicted of a criminal act for which the punishment may be death or imprisonment for more than one year;

•	willfully failed or refused to perform his material obligations as an employee of Broadridge;

•	committed any act or omission of gross negligence in the performance of his material duties and failed to take appropriate corrective action;

•	committed any act of willful or reckless misconduct; or

•	violated Broadridge’s Code of Business Conduct.

Other than Mr. Gokey’s Offer Letter, none of the Named Executive Officers have an employment agreement with Broadridge.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information regarding outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2011.

	Option Awards					Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Richard J. Daly	12,284	0	$13.13	7/21/2012	(2)
	61,422	0	$17.27	11/11/2012	(2)
	19,655	0	$15.39	8/10/2013	(2)
	44,224	0	$15.97	11/10/2013	(2)
	49,138	0	$17.60	1/26/2015	(2)
	39,310	9,828	$18.18	1/26/2016	(2)
	29,482	19,656	$19.19	1/25/2017	(2)
	61,040	15,260	$19.93	6/1/2017	(3)
	68,760	45,840	$21.87	2/3/2018	(4)
	28,466	0	$18.97	2/24/2018	(5)
	28,467	0	$22.76	2/24/2018	(5)
	28,467	0	$20.87	2/24/2018	(5)
	171,533	0	$18.97	2/24/2018	(6)
	171,533	0	$20.87	2/24/2018	(6)
	171,534	0	$22.76	2/24/2018	(6)
	84,333	42,167	$13.79	2/2/2019	(7)
	84,333	42,167	$15.17	2/2/2019	(7)
	84,333	42,167	$16.55	2/2/2019	(7)
	42,166	84,334	$21.39	2/8/2020	(8)
	42,166	84,334	$23.53	2/8/2020	(8)
	42,166	84,334	$25.67	2/8/2020	(8)
						72,880	$1,754,222	(12)	97,847	$2,355,177	(14)

Dan Sheldon	5,567	0	$17.71	9/20/2011	(2)
	29,482	0	$20.09	10/21/2011	(2)
	16,805	0	$13.13	7/21/2012	(2)
	6,680	0	$13.13	7/21/2012	(2)
	23,831	0	$17.27	11/11/2012	(2)
	24,569	0	$15.39	8/10/2013	(2)
	36,853	0	$15.97	11/10/2013	(2)
	24,569	0	$17.60	1/26/2015	(2)
	23,586	5,896	$18.18	1/26/2016	(2)
	17,689	11,793	$19.19	1/25/2017	(2)
	8,080	2,020	$19.93	6/1/2017	(3)
	21,720	14,480	$21.87	2/3/2018	(4)
	54,600	0	$18.97	2/24/2018	(5)
	54,600	0	$20.87	2/24/2018	(5)
	54,600	0	$22.76	2/24/2018	(5)
	2,066	0	$18.97	2/24/2018	(6)
	2,067	0	$20.87	2/24/2018	(6)
	2,067	0	$22.76	2/24/2018	(6)
	19,166	9,584	$13.79	2/2/2019	(7)
	19,166	9,584	$15.17	2/2/2019	(7)
	19,166	9,584	$16.55	2/2/2019	(7)
	9,263	18,528	$21.39	2/8/2020	(8)
	9,263	18,529	$23.53	2/8/2020	(8)
	9,263	18,529	$25.67	2/8/2020	(8)
						20,520	$493,916	(12)	24,461	$588,776	(14)

	Option Awards					Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John Hogan	12,284	0	$13.13	7/21/2012	(2)
	24,569	0	$17.27	11/11/2012	(2)
	19,655	0	$15.39	8/10/2013	(2)
	44,224	0	$15.97	11/10/2013	(2)
	49,138	0	$17.60	1/26/2015	(2)
	39,310	9,828	$18.18	1/26/2016	(2)
	29,482	19,656	$19.19	1/25/2017	(2)
	24,080	6,020	$19.93	6/1/2017	(3)
	43,440	28,960	$21.87	2/3/2018	(4)
	42,533	0	$18.97	2/24/2018	(5)
	42,533	0	$20.87	2/24/2018	(5)
	42,534	0	$22.76	2/24/2018	(5)
	77,467	0	$18.97	2/24/2018	(6)
	77,467	0	$20.87	2/24/2018	(6)
	77,466	0	$22.76	2/24/2018	(6)
	43,443	21,723	$13.79	2/2/2019	(7)
	43,444	21,723	$15.17	2/2/2019	(7)
	43,444	21,723	$16.55	2/2/2019	(7)
	21,721	43,445	$21.39	2/8/2020	(8)
	21,722	43,445	$23.53	2/8/2020	(8)
	21,722	43,445	$25.67	2/8/2020	(8)
						45,160	$1,087,001	(12)	53,816	$1,295,351	(14)
Timothy C. Gokey	50,000	50,000	$21.94	5/12/2020	(9)
	30,000	120,000	$21.94	5/12/2020	(10)
	0	87,358	$22.39	2/10/2021	(11)
						11,840	$284,989	(13)	15,900	$382,713	(14)
Robert Schifellite	5,896	0	$13.13	7/21/2012	(2)
	11,793	0	$17.27	11/11/2012	(2)
	9,827	0	$15.39	8/10/2013	(2)
	22,112	0	$15.97	11/10/2013	(2)
	24,569	0	$17.60	1/26/2015	(2)
	19,655	4,914	$18.18	1/26/2016	(2)
	14,741	9,828	$19.19	1/25/2017	(2)
	10,860	7,240	$21.87	2/3/2018	(4)
	41,666	0	$18.97	2/24/2018	(5)
	41,667	0	$20.87	2/24/2018	(5)
	41,667	0	$22.76	2/24/2018	(5)
	16,610	8,306	$13.79	2/2/2019	(7)
	16,611	8,306	$15.17	2/2/2019	(7)
	16,611	8,306	$16.55	2/2/2019	(7)
	8,624	17,251	$21.39	2/8/2020	(8)
	8,624	17,251	$23.53	2/8/2020	(8)
	8,624	17,251	$25.67	2/8/2020	(8)
						12,320	$296,542	(12)	24,461	$588,776	(14)

(1)	All stock awards were valued on June 30, 2011 based on the closing price of $24.07 per share.
(2)	Represents stock option grants that were made by ADP and were converted to Broadridge stock option grants on the March 2007 spin-off date. These grants terminate 10 years from the date of grant, vest 20% per year over five years, and have their first vesting on the second anniversary of the date of grant.
(3)	Represents stock option grants that were made by Broadridge on June 1, 2007. These grants terminate 10 years from the date of grant, vest 20% per year over five years, and have their first vesting on the first anniversary of the date of grant.
(4)	Represents stock option grants that were made by Broadridge on February 4, 2008. These grants terminate 10 years from the date of grant, vest 20% per year over five years, and have their first vesting on the first anniversary of the date of grant.
(5)	Represents special stock option grants that were made by Broadridge on February 25, 2008. These grants terminate 10 years from the date of grant, and vested 100% four months after the grant date.
(6)	Represents special stock option grants that were made by Broadridge on April 29, 2008. These options were granted subject to stockholder approval of the amendment and restatement of the 2007 Omnibus Award Plan. Broadridge stockholders approved the amendment and restatement of the 2007 Omnibus Award Plan on November 13, 2008, and these options vested 100% on that date. These grants terminate on February 24, 2018.

(7)	Represents special stock option grants that were made by Broadridge on February 2, 2009. These grants terminate 10 years from the date of grant, and vest 33.3% per year over three years, and have their first vesting on the first anniversary of the date of grant.
(8)	Represents special stock option grants that were made by Broadridge on February 8, 2010. These grants terminate 10 years from the date of grant, and vest 33.3% per year over three years, and have their first vesting on the first anniversary of the date of grant.
(9)	Represents at hire stock option grant that was made by Broadridge on May 12, 2010. This grant terminates 10 years from the date of grant, and vests 50% per year over two years, and has its first vesting on the first anniversary of the date of grant.
(10)	Represents at hire stock option grant that was made by Broadridge on May 12, 2010. This grant terminates 10 years from the date of grant, and vests 20% per year over five years, and has its first vesting on the first anniversary of the date of grant.
(11)	Represents stock option grant made by Broadridge on February 10, 2011. This grant terminates 10 years from date of grant, and vests 20% per year over five years, and has its first vesting on the first anniversary of the date of grant.
(12)	Represents performance-based RSUs awarded by Broadridge on October 1, 2009 under the 2007 Omnibus Award Plan. Based on achievement against pre-set financial performance goals over the fiscal years 2010 and 2011 performance cycle, 80% of target shares were earned. Please see the section “Completion of Performance-Based RSU Cycles” in the Compensation Discussion and Analysis section for more details. These RSU awards will vest and convert to Broadridge shares on April 1, 2012.
(13)	Represents performance-based RSUs awarded by Broadridge on May 12, 2010 under the 2007 Omnibus Award Plan to Mr. Gokey upon his hire. These RSU awards will vest and convert to Broadridge shares on April 1, 2012, based on the attainment of pre-set financial performance goals over the fiscal years 2010 and 2011 performance cycle. Mr. Gokey can earn from 0% to 150% of the stated RSU award amount in shares.
(14)	Represents performance-based RSUs awarded by Broadridge on October 1, 2010 under the 2007 Omnibus Award Plan. These RSU awards will vest and convert to Broadridge shares on April 1, 2013, provided that pre-set financial performance goals are met over the fiscal years 2011 and 2012 performance cycle. The Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding the number of Broadridge stock options that were exercised by Named Executive Officers and the number of RSU awards that vested during fiscal year 2011, and the value realized from the exercise or vesting of such awards.

	Stock Options (1)		Restricted Stock Units (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Daly	71,556	$187,710	88,950	$2,041,403
Dan Sheldon	0	$0	25,050	$574,898
John Hogan	71,556	$187,259	55,150	$1,265,693
Timothy C. Gokey	0	$0	14,800	$339,660
Robert Schifellite	35,302	$103,921	15,050	$345,398

(1)	The shares shown as acquired on exercise or on vesting represent shares of the Common Stock. The value realized upon the exercise of stock options equals the difference between the closing price of the Common Stock on the date of exercise and the exercise price of the stock options.
(2)	Upon vesting, each RSU converts to a share of Common Stock and the value realized upon the vesting equals the number of RSUs multiplied by the closing price value of the Common Stock on the date of vesting.

PENSION BENEFITS TABLE

The following table sets forth for each Named Executive Officer certain information with respect to the Broadridge SORP which provides for pension benefits in connection with retirement.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Richard J. Daly	Broadridge SORP	17.0	$2,755,873	—
Dan Sheldon	Broadridge SORP	7.0	$818,955	—
John Hogan	Broadridge SORP	16.0	$2,360,754	—
Timothy C. Gokey	Broadridge SORP	1.0	$26,690	—
Robert Schifellite	Broadridge SORP	10.0	$696,602	—

(1)	Broadridge SORP-credited service is defined as complete calendar years. Years of service recognized under the Broadridge SORP for Mr. Daly, Mr. Sheldon, Mr. Hogan and Mr. Schifellite differ from their actual service with the Company, because they were credited with their service under ADP’s SORP (as described in more detail below). For actuarial valuation purposes, credited service is attributed through the Statement of Financial Accounting Standards measurement date.
(2)	Service credit and actuarial values are calculated as of June 30, 2011, the pension plan’s measurement date for the last fiscal year. Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017), a 5.50% discount rate and a normal retirement age of 65. The method of valuation to determine the liabilities presented includes discounting the value of the respective benefits, based on service accrued through the measurement date and payable at age 65, for interest and mortality with mortality not applicable prior to the commencement of benefits. The present value amounts include the impact of the years of service credited under the ADP SORP, and are also net of the ADP SORP offset (as described in more detail below).

The SORP is available to executive officers of the Company, as designated by the Company. Benefits under the SORP are not subject to any maximum benefit limitations under the Code. Although benefits under the SORP are generally payable out of the general assets of the Company, the Company has established a “rabbi trust,” which is intended to provide a source of funds to be contributed by the Company to assist the Company in meeting its liabilities under the SORP. The Broadridge SORP provides for a lifetime annuity retirement benefit payable annually equal to the product of: (a) a participant’s final five-year average compensation; (b) years of service to the Company while a participant in the SORP; (c) a multiplier which equals 2% for every year of credited service up to 20 years, plus an additional 1% for every year of service in excess of 20 years; and (d) the applicable vesting percentage. The vesting schedule for the Broadridge SORP is as follows:

Credited Service	Vesting Percent
0-4	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

Compensation covered under the Broadridge SORP includes base salary and annual cash incentive award (paid or deferred) and is not subject to the limitations under the Code. Equity compensation is not included in the calculation of the SORP benefit. Payments are also available in other forms of annuities.

Reduced benefits are available after age 60 using an early retirement reduction of 5% for each year the benefit commences earlier than age 65. If a participant with a vested benefit terminates employment with the Company prior to reaching age 60, payment of the benefit is delayed until the participant reaches age 60. In addition, the Broadridge SORP provides (i) a disability retirement benefit, generally calculated in the same manner as the retirement benefit, if a participant incurs a “disability” while employed by the Company; and (ii) if a participant dies, a spousal benefit equal to 50% of the benefit the participant would have been entitled to at death, provided the participant is at least 35 years old and the vested percentage is greater than 0%.

Mr. Daly, Mr. Sheldon, Mr. Hogan, and Mr. Schifellite are also credited with the service they accrued under the ADP SORP as of the March 2007 spin-off date, or 13.0, 3.0, 12.0, and 6.0 years, respectively. While the net effect of this increases the accrued benefit they receive under the Broadridge SORP, the benefits are then offset by the amount of their vested, accrued benefits payable under the ADP SORP. The amounts of the offset will continue to be the obligations of ADP and are as follows: $223,770 for Mr. Daly, $0 for Mr. Sheldon, $206,108 for Mr. Hogan, and $25,916 for Mr. Schifellite.

The Broadridge SORP provides for a minimum annual age 65 benefit in any given year for Mr. Daly and Mr. Hogan, subject to the offset for their vested accrued benefits under the ADP SORP, as follows:

Mr. Daly’s minimum benefit, subject to offset:

After Each Completed Calendar Year	The minimum age 65 benefit will be
2010	$400,184
2011 and thereafter	$435,526

Mr. Hogan’s minimum benefit, subject to offset:

After Each Completed Calendar Year	The minimum age 65 benefit will be
2010	$384,897
2011 and thereafter	$435,526

NON-QUALIFIED DEFERRED COMPENSATION

Non-Qualified Deferred Compensation Plan

The Company maintains the DC Plan, an unfunded, non-qualified deferred compensation plan for Named Executive Officers and other executive officers. Participants can defer up to 100% of their annual performance-based cash incentive payment into a notional account. Accounts can earn additional value over time based on either a fixed interest rate or the growth rate of the Standard & Poor’s index of 500 leading U.S. companies. The fixed interest rate is equal to the five-year U.S. Treasury bond rate at the end of the previous fiscal year, rounded to the nearest quarter-percentage point. This interest rate was set at 2.0% for fiscal year 2011 and at 2.75% for fiscal year 2010. Participants elect to receive distributions of their deferrals plus any subsequent interest or investment gains upon their retirement, or on a fixed future date. Broadridge does not make any matching contributions or other contributions into the DC Plan for any of the Named Executive Officers. Plan participants who terminate employment with Broadridge prior to their elected distribution date receive a lump-sum distribution of all deferred amounts, no earlier than six months after the termination date. Distributions are subject to federal, state and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

The Non-Qualified Deferred Compensation Table has been omitted from this Proxy Statement because none of the Named Executive Officers have a balance in the DC Plan or have made contributions to the DC Plan in fiscal year 2011 and there were no Company contributions on behalf of any Named Executive Officer to the DC Plan in fiscal year 2011.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan and Enhancement Agreements

Effective as of the time of the Company’s spin-off from ADP, we established and adopted an executive severance plan for the payment of certain benefits to executive officers, including our Named Executive Officers, upon termination of employment from Broadridge due to a change in control.

The CIC Plan provides for the following severance benefits upon a “change in control” (as defined below) and subsequent termination without “cause” or for “good reason” (as defined below) if the termination occurs within two years after a change in control:

•

Compensation: The Named Executive Officers will receive 150% of their “current total annual compensation” (generally defined as the higher of the two most recent calendar years’ base salary amounts, plus the average annual cash incentive earned in the last two completed calendar years).

•	Stock Option Vesting: 100% vesting of all unvested stock options.

•

RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within two years of termination. In addition, any stock that a participant would have been entitled to receive had performance goals been achieved at target in the Company’s performance-based RSU programs will be granted to the participant.

The CIC Plan provides for the following severance benefits upon a change in control and subsequent termination without “cause” or for “good reason” if the termination occurs between the second and third anniversary of the change in control:

•	Compensation: The Named Executive Officers will receive 100% of their “current total annual compensation” (as defined above).

•	Stock Option Vesting: 100% vesting of all unvested stock options that would have vested within one year after termination.

•

RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within one year of termination. In addition, in the case of performance-based RSUs for which the performance period has ended, all earned but unvested stock for which vesting restrictions would have lapsed within one year of termination, will vest.

In addition, the Company will reduce the severance payments and benefits to avoid the imposition of the excise tax under Section 4999 of the Code as specified in the CIC Plan.

Mr. Daly and Mr. Hogan entered into Enhancement Agreements with the Company at the time of the Company’s spin-off from ADP, pursuant to which they are entitled to receive on an item-by-item basis, the greater of the benefits and payments under the Enhancement Agreements and the CIC Plan.

Under the Enhancement Agreements, if a change in control occurs and Mr. Daly’s or Mr. Hogan’s employment is terminated by the Company without “cause” or they resign for “good reason” within two years after a change in control, they will receive a termination payment equal to 200% of their current total annual compensation (as defined above), or 150% of their current total annual compensation if the termination occurs between the second and third anniversary of the change in control. In addition, Mr. Daly and Mr. Hogan are entitled to a tax equalization payment which will place them in the same after-tax position as if the excise tax in Section 4999 of the Code did not apply.

In the instance that Mr. Gokey is due benefits or payments under both his Offer Letter and the CIC Plan, he is generally eligible to receive the greater of the benefits and payments and the more favorable terms and conditions determined on an item-by-item basis until the expiration of the terms in his Offer Letter on December 31, 2012.

For purposes of the CIC Plan, a “change in control” generally means: (A) the acquisition of 35% or more of the total combined voting power of the Company’s then outstanding securities; (B) the merger, consolidation or other business combination of the Company, subject to certain exceptions; or (C) the sale of all or substantially all of the Company’s assets, subject to certain exceptions.

For purposes of the CIC Plan, “cause” generally means: (A) gross negligence or willful misconduct which is materially injurious to the Company monetarily or otherwise; (B) misappropriation or fraud with regard to the Company or its assets; or (C) conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the Company.

For purposes of the CIC Plan, “good reason” generally means the occurrence of any of the following events after a change in control which is not cured within 15 days after a participant provides written notice thereof: (A) material diminution in the value and importance of a participant’s position, duties, responsibilities or authority; (B) a reduction in a participant’s aggregate compensation or benefits; or (C) a failure of any successor or assign of the Company to assume in writing the obligations under the CIC Plan.

Payments Upon A Termination or Change in Control Table

The following tables set forth the payments which each of our Named Executive Officers would have received under various termination scenarios under arrangements in effect on June 30, 2011. With regard to the payments on a change in control, the amounts detailed below assume that each Named Executive Officer’s employment was terminated by the Company on June 30, 2011 without “cause” or by the executive for “good reason” within the specified time period of the change in control.

Richard J. Daly

	Change In Control				Death		Disability		Voluntary Termination, or Involuntary Termination With Cause		Involuntary Termination Without Cause		Voluntary Retirement
	Involuntary Termination Without Cause, or Termination for Good Reason
Payment Elements	Within Two Years Following		Between Two and Three Years Following
Base Salary Payment	1,350,000	(3)	1,012,500	(7)	0		0		0		0		0
Annual Cash Incentive Payment	2,656,225	(3)	1,992,169	(7)	0		0		0		0		0
Stock Options	1,715,247	(4)	1,432,688	(4)	1,715,247	(8)	1,715,247	(8)	0	(11)	0	(11)(12)	0	(12)
RSUs	4,547,954	(4)	2,192,777	(4)	4,547,954	(8)	4,547,954	(8)	0	(11)	0	(11)(12)	0	(12)
Broadridge SORP (1)	3,027,692	(5)(6)	3,027,692	(5)(6)	1,560,785	(9)	4,676,801	(10)	3,027,692	(6)	3,027,692	(6)	3,027,692	(6)
Excise Tax Gross Up (2)	0		0		0		0		0		0		0
Health Coverage (13)	113,000		113,000		0		113,000		113,000		113,000		113,000

Total	13,410,118		9,770,826		7,823,986		11,053,002		3,140,692		3,140,692		3,140,692

(1)	The present value of the accumulated benefit as of June 30, 2011 is $2,755,873. Service credit and actuarial values are calculated as of June 30, 2011 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017) and a 5.50% discount rate.
(2)	The Enhancement Agreement provides for a tax equalization payment in an amount which, when added to the other amounts payable to Mr. Daly under the CIC Plan, would place Mr. Daly in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986 did not apply. However, based on these projected termination payments and Mr. Daly’s historical average total annual compensation, an excise tax would not be incurred.
(3)	Represents the payment of two times the sum of Mr. Daly’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(4)	Represents the aggregate value of all unvested stock options and performance-based RSUs vesting upon termination, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All stock options vest upon termination without “cause” or for “good reason” if the termination occurs within two years after the change in control. If the termination occurs in the third year following a change in control, options that would have vested within one year after termination will vest. All performance-based RSUs that would have vested within two years after a termination without “cause” or for “good reason” will vest at 100% of target upon termination following a change in control if the termination occurs within two years following the change in control. All performance-based RSUs that have been earned (number above assumes earned at target) but have not vested will vest within one year of termination following a change in control if the termination occurs in the third year following the change in control.
(5)	There are no special change in control provisions with regard to the Broadridge SORP.
(6)	Assumes benefits commence at age 60. A participant who terminates and is at least age 60 will commence benefits immediately. A participant who terminates but is not yet age 60 will commence receiving benefits at age 60.
(7)	Represents the payment of 1.5 times the sum of Mr. Daly’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(8)	Represents the aggregate value of all unvested stock options and performance-based RSUs, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All unvested stock options vest in full and unvested performance-based RSUs vest at target upon death or permanent disability.
(9)	Represents the benefit payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(10)	A disabled participant is assumed to commence receiving unreduced benefits immediately.
(11)	All unvested stock options and performance-based RSUs terminate upon voluntary termination, involuntary termination with cause or involuntary termination without cause in the absence of a change in control.
(12)	With respect to the equity award grants made to participants under the Company’s equity compensation plan, these awards would continue to vest for a period of time following their “retirement.” The original vesting dates would continue to apply to the vesting that occurs after retirement. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Employees between the ages of 60 and 64 who voluntarily terminate employment with the Company would not be eligible under these provisions. Based on his age, Mr. Daly would not qualify for retirement under this definition at this time.
(13)	Mr. Daly is eligible for executive retiree medical benefits.

Dan Sheldon

	Change In Control				Death		Disability		Voluntary Termination, or Involuntary Termination With Cause		Involuntary Termination Without Cause		Voluntary Retirement
	Involuntary Termination Without Cause, or Termination for Good Reason
Payment Elements	Within Two Years Following		Between Two and Three Years Following
Base Salary Payment	669,375	(2)	446,250	(6)	0		0		0		0		0
Annual Cash Incentive Payment	564,203	(2)	376,135	(6)	0		0		0		0		0
Stock Options	448,050	(3)	364,021	(3)	448,050	(7)	448,050	(7)	0	(10)	0	(10)(11)	0	(11)
RSUs	1,206,172	(3)	617,396	(3)	1,206,172	(7)	1,206,172	(7)	0	(10)	0	(10)(11)	0	(11)
Broadridge SORP (1)	629,811	(4)(5)	629,811	(4)(5)	324,670	(8)	1,700,564	(9)	629,811	(5)	629,811	(5)	629,811	(5)
Health Coverage (12)	161,000		161,000		0		161,000		161,000		161,000		161,000

Total	3,678,611		2,594,613		1,978,892		3,515,786		790,811		790,811		790,811

(1)	The present value of the accumulated benefit as of June 30, 2011 is $818,955. Service credit and actuarial values are calculated as of June 30, 2011 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017) and a 5.50% discount rate.
(2)	Represents the payment of 1.5 times the sum of Mr. Sheldon’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(3)	Represents the aggregate value of all unvested stock options and performance-based RSUs vesting upon termination, based on a June 30, 2011 Common Stock closing price of $24.07 per share. All stock options vest upon termination without “cause” or for “good reason” if the termination occurs within two years after the change in control. If the termination occurs in the third year following a change in control, options that would have vested within one year after termination will vest. All performance-based RSUs that would have vested within two years after a termination without “cause” or for “good reason” will vest at 100% of target upon termination following a change in control if the termination occurs within two years following the change in control. All performance-based RSUs that have been earned (number above assumes earned at target) but have not vested will vest within one year of termination following a change in control if the termination occurs in the third year following the change in control.
(4)	There are no special change in control provisions with regard to the Broadridge SORP.
(5)	Assumes benefits commence at age 60. A participant who terminates and is at least age 60 will commence benefits immediately. A participant who terminates but is not yet age 60 will commence receiving benefits at age 60.
(6)	Represents the payment of one times the sum of Mr. Sheldon’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(7)	Represents the aggregate value of all unvested stock options and performance-based RSUs, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All unvested stock options vest in full and unvested performance-based RSUs vest at target upon death or permanent disability.
(8)	Represents the benefit payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(9)	A disabled participant is assumed to commence receiving unreduced benefits immediately.
(10)	All unvested stock options and performance-based RSUs terminate upon voluntary termination, involuntary termination with cause or involuntary termination without cause in the absence of a change in control.
(11)	With respect to the equity award grants made to participants under the Company’s equity compensation plan, these awards would continue to vest for a period of time following their “retirement.” The original vesting dates would continue to apply to the vesting that occurs after retirement. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Employees between the ages of 60 and 64 who voluntarily terminate employment with the Company would not be eligible under these provisions. Based on his age, Mr. Sheldon would not qualify for retirement under this definition at this time.
(12)	Mr. Sheldon is eligible for executive retiree medical benefits.

John Hogan

	Change In Control				Death		Disability		Voluntary Termination, or Involuntary Termination With Cause		Involuntary Termination Without Cause		Voluntary Retirement
	Involuntary Termination Without Cause, or Termination for Good Reason
Payment Elements	Within Two Years Following		Between Two and Three Years Following
Base Salary Payment	1,080,000	(3)	810,000	(7)	0		0		0		0		0
Annual Cash Incentive Payment	1,592,744	(3)	1,194,558	(7)	0		0		0		0		0
Stock Options	962,340	(4)	789,495	(4)	962,340	(8)	962,340	(8)	0	(11)	808,532	(12)(13)	0	(12)
RSUs	2,654,103	(4)	1,358,752	(4)	2,654,103	(8)	2,654,103	(8)	0	(11)	1,251,261	(12)(14)	0	(12)
Broadridge SORP (1)	2,486,946	(5)(6)	2,486,946	(5)(6)	1,292,005	(9)	2,776,683	(10)	2,486,946	(6)	2,486,946	(6)	2,486,946	(6)
Excise Tax Gross Up (2)	0		0		0		0		0		0		0
Health Coverage (15)	39,000		39,000		0		39,000		39,000		39,000		39,000

Total	8,815,133		6,678,751		4,908,448		6,432,126		2,525,946		4,585,739		2,525,946

(1)	The present value of the accumulated benefit as of June 30, 2011 is $2,360,754. Service credit and actuarial values are calculated as of June 30, 2011 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017) and a 5.50% discount rate.
(2)	The Enhancement Agreement provides for a tax equalization payment in an amount which, when added to the other amounts payable to Mr. Hogan under the CIC Plan, would place Mr. Hogan in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986 did not apply. However, based on these projected termination payments and Mr. Hogan’s historical average total annual compensation, an excise tax would be not be incurred.
(3)	Represents the payment of two times the sum of Mr. Hogan’s current base salary (the higher of the current calendar year and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(4)	Represents the aggregate value of all unvested stock options and performance-based RSUs vesting upon termination, based on a June 30, 2011 Common Stock closing price of $24.07 per share. All stock options vest upon termination without “cause” or for “good reason” if the termination occurs within two years after the change in control. If the termination occurs in the third year following a change in control, options that would have vested within one year after termination will vest. All performance-based RSUs that would have vested within two years after a termination without “cause” or for “good reason” will vest at 100% of target upon termination following a change in control if the termination occurs within two years following the change in control. All performance-based RSUs that have been earned (number above assumes earned at target) but have not vested will vest within one year of termination following a change in control if the termination occurs in the third year following the change in control.
(5)	There are no special change in control provisions with regard to the Broadridge SORP.
(6)	Assumes benefits commence upon termination. A participant who terminates and is at least age 60 will commence benefits immediately. A participant who terminates but is not yet age 60 will commence receiving benefits at age 60.
(7)	Represents the payment of 1.5 times the sum of Mr. Hogan’s current base salary (the higher of the current calendar year and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(8)	Represents the aggregate value of all unvested stock options and performance-based RSUs, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All unvested stock options vest in full and performance-based RSUs vest at target upon death or permanent disability.
(9)	Represents the benefit payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(10)	A disabled participant is assumed to commence receiving unreduced benefits immediately.
(11)	All unvested stock options and performance-based RSUs terminate upon voluntary termination, involuntary termination with cause or involuntary termination without cause in the absence of a change in control.
(12)	With respect to the equity award grants made to participants under the Company’s equity compensation plan, these awards would continue to vest for a period of time following their “retirement.” The original vesting dates would continue to apply to the vesting that occurs after retirement. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Employees between the ages of 60 and 64 who voluntarily terminate employment with the Company would not be eligible under these provisions. Based on his age, Mr. Hogan would not qualify for retirement if he were to voluntarily terminate employment or if the Company terminated his employment with “cause,” but he would qualify for retirement if the Company involuntarily terminated his employment without “cause.” The amounts shown in the Involuntary Termination Without Cause column assume that the Company involuntarily terminated Mr. Hogan’s employment without “cause” on June 30, 2011.
(13)	Represents the aggregate value of all stock options scheduled to vest over the three years following June 30, 2011 that Mr. Hogan would be eligible to receive in the event of his “retirement,” in accordance with the definition described in footnote 12, based on the June 30, 2011 Common Stock closing price of $24.07 per share.
(14)	Represents the aggregate value of performance-based RSUs at target that Mr. Hogan would be eligible to receive in the event of his “retirement,” in accordance with the definition described in footnote 12. The number of performance-based RSUs earned would be determined at the end of the performance cycle, based on the percentage earned by all performance-based RSU recipients for the corresponding performance cycle. Therefore, the actual earned value on all grants is indeterminable on the termination date, and for this purpose it is assumed that the target number of performance-based RSUs is earned.
(15)	Mr. Hogan is eligible for executive retiree medical benefits.

Timothy C. Gokey

	Change In Control				Death		Disability		Voluntary Termination, or Involuntary Termination With Cause		Involuntary Termination Without Cause, or Voluntary Termination for Good Reason		Voluntary Retirement
	Involuntary Termination Without Cause, or Termination for Good Reason
Payment Elements	Within Two Years Following		Between Two and Three Years Following
Base Salary Payment	1,000,000	(2)	1,000,000	(2)	0		0		0		1,000,000	(11)	0
Annual Cash Incentive Payment	500,000	(2)	500,000	(2)	0		0		0		500,000	(12)	0
Stock Options	508,861	(3)	293,004	(13)	508,861	(7)	508,861	(7)	0	(10)	293,004	(13)(14)	0	(14)
RSUs	738,949	(3)	738,949	(13)	738,949	(7)	738,949	(7)	0	(10)	738,949	(13)(14)	0	(14)
Broadridge SORP (1)	0	(4)(5)	0	(4)(5)	0	(8)	78,390	(9)	0	(5)	0	(5)	0	(5)
Health Coverage	0		0		0		0		0		0		0

Total	2,747,810		2,531,953	(6)	1,247,810		1,326,200		0		2,531,953	(6)	0

(1)	The present value of the accumulated benefit as of June 30, 2011 is $26,690. Service credit and actuarial values are calculated as of June 30, 2011 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017) and a 5.50% discount rate.
(2)	If there is a change in control and Mr. Gokey is involuntarily terminated without cause or he terminates for good reason, he would be eligible to receive two times his annual base salary and one times his annual bonus target, pursuant to Mr. Gokey’s Offer Letter. According to the Offer Letter, Mr. Gokey is eligible for the more favorable of the terms provided by his Offer Letter and the CIC Plan until the terms in his Offer Letter expire on December 31, 2012.
(3)	Represents the aggregate value of all unvested stock options, time-based RSUs and performance-based RSUs vesting upon termination, based on a June 30, 2011 Common Stock closing price of $24.07 per share. All stock options vest upon termination without “cause” or for “good reason” if the termination occurs within two years after the change in control. If the termination occurs in the third year following a change in control, options that would have vested within one year after termination will vest. All performance-based RSUs that would have vested within two years after a termination without “cause” or for “good reason” will vest at 100% of target upon termination following a change in control if the termination occurs within two years following the change in control.
(4)	There are no special change in control provisions with regard to the Broadridge SORP.
(5)	Assumes benefits commence at age 60. A participant who terminates and is at least age 60 will commence benefits immediately. A participant who terminates but is not yet age 60 will commence receiving benefits at age 60.
(6)	Pursuant to Mr. Gokey’s Offer Letter, if Mr. Gokey is involuntarily terminated without “cause” or he voluntarily terminates his employment for “good reason” before April 5, 2013, Broadridge will reimburse him for the financial loss on the sale of his New York home within one year of such termination. This amount is indeterminable at this time.
(7)	Represents the aggregate value of all unvested stock options and RSUs, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All unvested stock options and time-based RSUs vest in full upon death or permanent disability. All performance-based RSUs are assumed to vest at target upon death or permanent disability as the performance factor cannot yet be determined as of June 30, 2011.
(8)	Represents the benefit payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(9)	A disabled participant is assumed to commence receiving unreduced benefits immediately.
(10)	All unvested stock options, time-based RSUs and performance-based RSUs terminate upon involuntary termination with cause or voluntary termination without good reason in the absence of a change in control.
(11)	Represents the payment of two times Mr. Gokey’s June 30, 2010 base salary pursuant to the Offer Letter.
(12)	Represents the payment of one times Mr. Gokey’s target bonus pursuant to the Offer Letter.
(13)	Represents the aggregate value of all unvested stock options, time-based RSUs and performance-based RSUs scheduled to vest over the next 24 months, based on the June 30, 2011 Common Stock closing price of $24.07 per share pursuant to the Offer Letter.
(14)	With respect to the equity award grants made to participants under the Company’s equity compensation plan, these awards would continue to vest for a period of time following their “retirement.” The original vesting dates would continue to apply to the vesting that occurs after retirement. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Employees between the ages of 60 and 64 who voluntarily terminate employment with the Company would not be eligible under these provisions. Based on his age, Mr. Gokey would not qualify for retirement under this definition at this time.

Robert Schifellite

	Change In Control				Death		Disability		Voluntary Termination, or Involuntary Termination With Cause		Involuntary Termination Without Cause		Voluntary Retirement
	Involuntary Termination Without Cause, or Termination for Good Reason
Payment Elements	Within Two Years Following		Between Two and Three Years Following
Base Salary Payment	600,000	(2)	400,000	(6)	0		0		0		0		0
Annual Cash Incentive Payment	648,531	(2)	432,354	(6)	0		0		0		0		0
Stock Options	370,151	(3)	307,775	(3)	370,151	(7)	370,151	(7)	0	(10)	0	(10)(11)	0	(11)
RSUs	959,454	(3)	370,678	(3)	959,454	(7)	959,454	(7)	0	(10)	0	(10)(11)	0	(11)
Broadridge SORP (1)	765,309	(4)(5)	765,309	(4)(5)	394,519	(8)	1,694,835	(9)	765,309	(5)	765,309	(5)	765,309	(5)
Health Coverage	0		0		0		0		0		0		0

Total	3,343,445		2,276,116		1,724,124		3,024,440		765,309		765,309		765,309

(1)	The present value of the accumulated benefit as of June 30, 2011 is $696,602. Service credit and actuarial values are calculated as of June 30, 2011 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the RP-2000 white collar mortality table (projected to 2017) and a 5.50% discount rate.
(2)	Represents the payment of 1.5 times the sum of Mr. Schifellite’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(3)	Represents the aggregate value of all unvested stock options and performance-based RSUs that vest upon termination, based on a June 30, 2011 Common Stock closing price of $24.07 per share. All stock options vest upon termination without “cause” or for “good reason” if the termination occurs within two years of the change in control. If the termination occurs in the third year following a change in control, options that would have vested within one year after termination will vest. All performance-based RSUs that would have vested within two years after a termination without “cause” or for “good reason” will vest at 100% of target upon termination following a change in control if the termination occurs within two years following the change in control. All performance-based RSUs that have been earned (number above assumes earned at target) but have not vested will vest within one year of termination following a change in control if the termination occurs in the third year following the change in control.
(4)	There are no special change in control provisions with regard to the Broadridge SORP.
(5)	Assumes benefits commence at age 60. A participant who terminates and is at least age 60 will commence benefits immediately. A participant who terminates but is not yet age 60 will commence receiving benefits at age 60.
(6)	Represents the payment of one times the sum of Mr. Schifellite’s current base salary (the higher of calendar year 2011 and calendar year 2010, the two most recent calendar years) plus the average of the annual cash incentive paid in 2009 and 2010 (the last two completed calendar years).
(7)	Represents the aggregate value of all unvested stock options and performance-based RSUs, based on the June 30, 2011 Common Stock closing price of $24.07 per share. All unvested stock options vest in full and unvested performance-based RSUs vest at target upon death or permanent disability.
(8)	Represents the benefit payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(9)	A disabled participant is assumed to commence receiving unreduced benefits immediately.
(10)	All unvested stock options and performance-based RSUs terminate upon voluntary termination, involuntary termination with cause or involuntary termination without cause in the absence of a change in control.
(11)	With respect to the equity award grants made to participants under the Company’s equity compensation plan, these awards would continue to vest for a period of time following their “retirement.” The original vesting dates would continue to apply to the vesting that occurs after retirement. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Employees between the ages of 60 and 64 who voluntarily terminate employment with the Company would not be eligible under these provisions. Based on his age, Mr. Schifellite would not qualify for retirement under this definition at this time.

Equity Compensation Plan Information

The following table sets forth, as of June 30, 2011, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	13,774,726	(2)	$18.94	(3)	6,836,218	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	13,774,726		$18.94		6,836,218

(1)	The 2007 Omnibus Award Plan.
(2)	This amount consists of stock options which have an average remaining term as of June 30, 2011 of 4.41 years. This amount does not include outstanding unvested Whole Share Awards of: (i) 1,932,003 time-based restricted shares and RSUs with a weighted-average fair value of $20.19 per share; and (ii) 708,724 performance-based RSUs with a weighted-average fair value of $20.18 per share. In addition, from the time of the Company’s spin-off from ADP and as of June 30, 2011, 7,209,892 stock options have been exercised and 3,718,398 shares of restricted stock and RSUs have vested.
(3)	This price is calculated without taking into account the shares of Common Stock subject to outstanding RSU grants that become issuable as those shares vest, without any cash consideration or other payment required for such shares.
(4)	This amount includes 1,273,382 shares that can only be issued as Appreciation Awards such as stock options and SARs, and 5,562,836 shares that can be issued as either Appreciation Awards or Whole Share Awards such as restricted shares and RSUs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee charter provides that the primary purpose of the Committee is to assist the Board in overseeing: (i) the Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance; (ii) the Company’s auditing, accounting and financial reporting processes generally; (iii) the Company’s financial statements and other financial information provided by the Company to its stockholders and the public; (iv) the Company’s compliance with legal and regulatory requirements; and (v) the performance of the Company’s Internal Audit Department and independent auditors. The charter is available on the Company’s website at www.broadridge.com under the heading “Investor Relations—Corporate Governance.”

As noted in the Corporate Governance section of this Proxy Statement, all of the members of the Audit Committee have been determined by the Board of Directors to be “independent” as defined by NYSE Listing Standards and the rules of the SEC applicable to audit committee requirements, and two of its members qualify as “audit committee financial experts” as defined in the applicable SEC rules.

The Company’s management has the primary responsibility for the Company’s financial statements and the reporting process, including disclosure controls and the system of internal control over financial reporting. The Audit Committee, in its oversight role has:

•	reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended June 30, 2011 with the Company’s management,

•	discussed with management its assessment of the effectiveness of the Company’s system of internal control over financial reporting,

•

received and reviewed written disclosures and the statement from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accountants such auditor’s independence and the matters required to be discussed by the Statement on Auditing Standards 61, “Communication with Audit Committees,” AICPA Professional Standards, Vol. 1, AU Section 380, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

•

met with the Chief Financial Officer, Corporate Controller, Treasurer, the head of Corporate Audit, the General Counsel, selected key business and finance executives from the business units, and with the independent registered public accountants in their capacity as independent auditors and as primary SAS 70 attestation service provider, among others. The Committee met with the independent registered public accountants both with and without management present,

•	reviewed with the independent registered public accountants their attestation and report on their assessment of the effectiveness of the Company’s internal control over financial reporting, and

•	considered other matters the Audit Committee deemed relevant and appropriate.

In addition, in the performance of its oversight duties and responsibilities, the Audit Committee also reviews the financial statements contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with both management and the Company’s independent registered public accountants; reviews and discusses with management the Company’s quarterly earnings releases and earnings guidance; reviews periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures, and the status of management’s assessment of the effectiveness of internal control over financial reporting to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and reviews and discusses with the Company’s internal auditors and with its independent registered public accounting firm the overall scope and plans of their respective audits. In connection with the Company’s risk oversight process, the Audit Committee reviews and discusses with management the Company’s major financial and certain compliance risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies). Please see the section entitled “The Board’s Role in Risk Oversight” of this Proxy Statement for more detail on the Audit Committee’s risk oversight role.

Based on the Audit Committee’s review and discussions with management and the Company’s independent registered public accountants as described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the fiscal year ended June 30, 2011, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board of Directors

Richard J. Haviland, Chairman

Robert N. Duelks

Sandra S. Jaffee

Alexandra Lebenthal

Thomas J. Perna

Alan J. Weber

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accountants for the fiscal year ending June 30, 2012. While stockholder ratification is not required by the Company’s by-laws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Fees Billed to the Company by Deloitte & Touche LLP During Fiscal Years Ended 2011 and 2010

Audit Fees. Audit fees (including expenses) billed to the Company by Deloitte & Touche LLP were $3,397,000 in fiscal year 2011, and $3,903,000 in fiscal year 2010. The decrease in audit fees was due to a reduction in services related to the securities clearing business discontinued by the Company and audit efficiencies. Additionally, fiscal year 2011 fees were reduced as the level of accounting consulting fees related to significant transactions such as the sale of the securities clearing contracts that occurred during fiscal year 2010 were not incurred in fiscal year 2011. Audit fees include professional services with respect to the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and review of financial statements included in its Quarterly Reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings performed by Deloitte & Touche LLP to comply with generally accepted auditing standards, as well as the fees for the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included fees for statutory audits performed on the Company’s operations located outside the United States.

Audit-Related Fees. Audit-related fees (including expenses) billed to the Company by Deloitte & Touche LLP were $2,262,000 in fiscal year 2011, and $1,905,000 in fiscal year 2010. For the fiscal years ended June 30, 2011 and June 30, 2010, audit-related fees include fees paid to Deloitte & Touche LLP for reports on controls placed in operation and tests of operating effectiveness for the services the Company performs for its clients referred to as SAS 70 reports, and reviews of compliance with performance criteria established by the Company for the services the Company performs for its clients. The increase in audit-related fees was primarily due to additional SAS 70 engagements that were assigned to Deloitte & Touche LLP.

Tax Fees. Tax fees (including expenses) billed to the Company by Deloitte & Touche LLP were $231,000 in fiscal year 2011, and $252,000 in fiscal year 2010. Tax fees include fees billed by Deloitte & Touche LLP for general tax services including review and preparation of tax returns, consulting services with respect to claims for refund and with respect to the Company’s operations located outside the United States. The decrease in tax fees incurred in fiscal year 2011 was primarily due to lower fees related to transfer pricing services for the Company’s operations located outside the United States.

All Other Fees. For the fiscal year ended June 30, 2011 there were no services performed other than those services described above. During the fiscal year ended June 30, 2010, Deloitte & Touche LLP provided market analysis advisory services in the amount of $104,000.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered public accountants. The Audit Committee pre-approved all such audit and non-audit services by our independent registered public accountants during the fiscal year ended June 30, 2011.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services to be provided during the next audit cycle by the independent registered public accountants and may annually review and pre-approve permitted non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee. All requests or applications for the independent registered public accountants to provide services to the Company shall be submitted to the Audit Committee or its designated subcommittee by the Chief Financial Officer or Controller and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Representatives of Deloitte & Touche LLP are expected to be present at the 2011 Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Required Vote

The proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public account-ants will require the affirmative vote of a majority of the votes cast at the 2011 Annual Meeting, in person or by proxy, and entitled to vote; provided that a quorum is present. Abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JUNE 30, 2012

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

We recognize the interest the Company’s stockholders have in the Company’s executive compensation policies and practices. In recognition of that interest and in accordance with the requirements of the SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of this Proxy Statement.

As described in more detail below on page 24 under the heading “Executive Compensation—Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of our stockholders. Provided below are a few highlights of our performance and our executive compensation policies and practices in 2011.

•

Our goal is to position target compensation, on average, at the median of the external market for the Named Executive Officers. On an individual basis, target compensation for each Named Executive Officer may be set above or below median based on a variety of factors including sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

•

The mix of compensation elements for the Named Executive Officers, and particularly the CEO, is more heavily weighted towards variable, performance-based compensation than for the balance of the Company’s executive officers. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results. For example, approximately 82% of our CEO’s total fiscal year 2011 compensation is at risk and tied to the long-term growth and profitability of the Company.

•

As the Company’s overall financial performance decreased in fiscal year 2011 compared to fiscal year 2010, the overall compensation of the Named Executive Officers decreased as well, in particular, annual cash incentive and long-term equity incentive award payments decreased, reflective of a correlation between the Company’s weaker financial performance in fiscal year 2011 and the lower pay of its senior executive officers who are most responsible for the Company’s performance. The annual cash incentive payments for the Named Executive Officers ranged from 78.0% to 80.5% of their targets as compared to 109.5% to 128.8% in fiscal year 2010. In addition, 80% of performance-based RSU target awards were earned in fiscal year 2011, as compared to 100% earned in fiscal year 2010. In summary, the Compensation Committee concluded that fiscal year 2011 performance-based compensation and base salary levels were well aligned with the Company’s performance for the year and that the linkage between pay and performance is strong.

•

The Compensation Committee revised the financial metrics to be used in fiscal year 2012 to measure executive officer performance in the cash incentive award plan to include measures other than EPS in order to reduce the redundancy of the performance metrics used and to better reflect the specific focus of the plan.

•

With the assistance of Cook & Co., the Compensation Committee has reviewed our compensation programs for all Broadridge employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Board of Directors and Compensation Committee took a number of actions during fiscal years 2010 and 2011 to enhance the Company’s executive governance and compensation policies and practices, to ensure they meet best practices in corporate governance, including the following:

•	Adopted a clawback policy that requires reimbursement of any bonus, incentive or equity-based compensation that is paid, awarded or vests to an executive officer if and to the extent that the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and a lower payment, award, or vesting would have occurred based upon the restated financial results.

•	Increased the share ownership guideline for our CEO from five times his base salary amount to six times his base salary amount.

•	Enhanced the share ownership guidelines for our executive officers, including the Named Executive Officers, to include stock retention and holding period guidelines.

•	Enhanced Broadridge’s Pre-Clearance Policy to assist all employees in complying with securities law prohibitions against insider trading, and to prohibit hedging.

The stockholder vote on this proposal is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, related compensation tables and disclosures, pursuant to the compensation disclosure requirements of the SEC.

Required Vote

The affirmative vote of a majority of votes cast at the 2011 Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Meeting is required for advisory approval of the proposal; provided that a quorum is present. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with SEC regulations and the Dodd-Frank Act, we are providing stockholders with the opportunity to cast an advisory vote on whether the Company should hold a stockholder advisory vote on the Company’s executive compensation, as included in Proposal 3 of this Proxy Statement, every one, two or three years. We are required to include this non-binding, advisory vote in our proxy statement no less frequently than once every six years.

Our Board of Directors has determined that an annual advisory vote on executive compensation would allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, practices and actions as disclosed in the proxy statement each year. We recognize that stockholders may have different views as to the appropriate frequency of the advisory vote on executive compensation and look forward to hearing from stockholders as to their preferences. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating the frequency of future advisory votes on executive compensation.

At the Annual Meeting, you may cast your vote on your preferred voting frequency of the advisory vote on the Company’s executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of the proxy statement, by selecting the option of one year, two years, three years or abstain from voting when you vote on this Proposal 4. Stockholders will not be voting to approve or disapprove the Board’s frequency recommendation.

Required Vote

The affirmative vote of a majority of the votes cast at the 2011 Annual Meeting, in person or by proxy, and entitled to be voted on this proposal is required for advisory approval of the proposal; provided that a quorum is present. In determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “ONE YEAR” OPTION

FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE “ONE YEAR” OPTION.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the 2011 Annual Meeting. However, if other matters are presented, it is the intention of the persons designated as the Company’s proxies to vote in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10 percent of the Common Stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended June 30, 2011, all applicable filings were timely made except that Mr. Brun and Mr. Levine filed late Forms 4 on December 7, 2010 to reflect the beneficial ownership of phantom stock acquired in 13 transactions under the director deferred compensation program between September 30, 2007 and September 30, 2010; Ms. Lebenthal and Mr. Weber filed late Forms 4 on December 7, 2010 to reflect the beneficial ownership of phantom stock acquired in six transactions under the director deferred compensation program between September 30, 2007 and December 31, 2008; and Mr. Brun and Mr. Levine filed late Forms 4 on January 18, 2011 to reflect the beneficial ownership of phantom stock acquired under the director deferred compensation program on December 31, 2010.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under SEC rules, if a stockholder wants to include a proposal in our proxy statement and form of proxy for the Company’s 2012 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices located at 1981 Marcus Avenue, Lake Success, New York 11042 no later than June 9, 2012. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under Section 2.12 of the Company’s by-laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting of stockholders, or to introduce an item of business at an annual meeting of stockholders. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the Company’s executive office. We must receive the notice as follows:

•

We must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 60 days nor more than 130 days before the first anniversary of the prior year’s meeting. Assuming that the 2011 Annual Meeting is held on schedule, we must receive notice pertaining to the 2012 annual meeting of stockholders no earlier than July 9, 2012 and no later than September 17, 2012.

•

However, if we hold the 2012 annual meeting of stockholders on a date that is not within 30 days before or after such anniversary date, we must receive the notice (i) no earlier than 130 days prior to the annual meeting and no later than 90 days prior to the annual meeting, or (ii) no later than 10 days after the date we provide notice of the meeting to stockholders by mail or announce it publicly.

•

If we hold a special meeting of stockholders to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination not less than the later of (i) 90 days nor more than 130 days prior to the special meeting, or (ii) 10 days after the earlier of the date we first provide notice of the special meeting to stockholders or announce it publicly.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. In addition to complying with the foregoing procedures, any stockholder nominating a director must comply with any applicable filing requirements of the SEC. A notice of a proposed item of business must include a description of the proposed business, any material interest of the stockholder in the business, and certain other information about the stockholder. Proxies solicited by the Board of Directors for the 2012 annual meeting of stockholders may confer discretionary authority to vote on any untimely stockholder proposal or director nomination without express direction from stockholders giving such proxies.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Broadridge Common Stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-800-542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your broker. Registered stockholders are those stockholders who maintain shares under their own names. Beneficial stockholders are those stockholders who have their shares deposited with a brokerage firm.

However, please note that if you want to receive a paper proxy card or vote instruction form or other proxy materials for purposes of the 2011 Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to www.broadridge-ir.com, click on Stockholder Electronic Delivery and follow the enrollment instructions. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save Broadridge the cost of printing and mailing documents, as well as help preserve our natural resources.

Your vote is important. Please sign, date, and return your proxy card by mail, or submit your proxy over the Internet or by telephone promptly.

By Order of the Board of Directors

Adam D. Amsterdam

Secretary

Lake Success, New York

October 7, 2011

BROADRIDGE FINANCIAL SOLUTIONS, INC. C/O INVESTOR RELATIONS 1981 MARCUS AVENUE LAKE SUCCESS, NY 11042

VOTE BY INTERNET THROUGH COMPUTER OR MOBILE DEVICE BEFORE THE MEETING DATE -

www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET DURING THE MEETING - www.virtualshareholdermeeting.com/br You may attend the Meeting on November 16, 2011 via the Internet at www.virtualshareholdermeeting.com/br and vote during the Meeting using the 12-Digit Control Number.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M38587-P16449	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROADRIDGE FINANCIAL SOLUTIONS, INC.

The Board of Directors recommends a vote FOR the proposals regarding:

(1)

Election of nine nominees for membership on the Company’s Board of Directors to serve until the Annual Meeting of Stockholders in the year 2012 and until their successors are duly elected and qualified

	Nominees:	For	Against	Abstain

	1a. Leslie A. Brun	☐	☐	☐

	1b. Richard J. Daly	☐	☐	☐

	1c. Robert N. Duelks	☐	☐	☐

	1d. Richard J. Haviland	☐	☐	☐

	1e. Sandra S. Jaffee	☐	☐	☐

	1f. Alexandra Lebenthal	☐	☐	☐

	1g. Stuart R. Levine	☐	☐	☐

	1h. Thomas J. Perna	☐	☐	☐

	1i. Alan J. Weber	☐	☐	☐

Please sign below exactly as the name(s) appear(s) on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

		For	Against	Abstain

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2012;	☐	☐	☐

(3)	Advisory vote on the Company’s executive compensation (the Say on Pay Vote);	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

(4)	Advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and ☐	☐	☐	☐

(5)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

October 7, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc. Our 2011 Annual Meeting will be held on Wednesday, November 16, 2011, at 10:00 a.m., Eastern Time. You will be able to attend the 2011 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/br.

It is important that these shares are voted. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of your directors.

We will discuss the business of the Company during the meeting. I welcome your comments and suggestions and we will provide time during the meeting for questions submitted by stockholders via the Internet. I am very much looking forward to our 2011 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M38588-P16449

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2) and (3), and 1 YEAR for proposal (4) as stated on the reverse side.

The undersigned hereby appoints Richard J. Daly and John Hogan, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2011 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., to be held via live webcast at www.virtualshareholdermeeting.com/br on Wednesday, November 16, 2011, at 10:00 a.m., Eastern Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

If shares of Broadridge Financial Solutions, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Broadridge Financial Solutions, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.